THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-92283

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION) ISSUED FEBRUARY 18, 2004

(TO PROSPECTUS DATED MAY 10, 2001)

                            DUKE CAPITAL CORPORATION
                    A SUBSIDIARY OF DUKE ENERGY CORPORATION

                     $              % SENIOR NOTES DUE 2009

                     $              % SENIOR NOTES DUE 2014

     We will pay interest on the      % Senior Notes due 2009, the 2009 Notes,
semi-annually on March 1 and September 1 of each year, beginning September 1, 2004. The 2009 Notes will mature as to principal on March 1, 2009.

     We will pay interest on the      % Senior Notes due 2014, the 2014 Notes,
semi-annually on March 1 and September 1 of each year, beginning September 1, 2004. The 2014 Notes will mature as to principal on March 1, 2014. The 2009 Notes together with the 2014 Notes are collectively referred to herein as the Notes.

     The Notes are redeemable at our option at any time and from time to time, in whole or in part, at a redemption price as described under the caption "Description of the Notes -- Optional Redemption" in this prospectus supplement. The Notes do not have the benefit of any sinking fund.

     The Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. We will issue the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

      INVESTING IN THE NOTES INVOLVES RISK.   SEE "RISK FACTORS" BEGINNING ON
PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT.

     We will issue the Notes to the underwriters in exchange for $ million aggregate principal amount of our 4.302% Senior Notes due 2006, or the old notes. The old notes were acquired by certain of the underwriters through the remarketing of the old notes which took place on February 12, 2004. The underwriters will acquire the Notes for their own account and propose to offer the Notes for cash from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then prevailing prices or at negotiated prices. In each case, the underwriters will offer the Notes with accrued interest, if any, from February 20, 2004. We will not receive any cash proceeds from the sale of the Notes by the underwriters pursuant to this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     We expect the Notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about February 20, 2003.

                             Joint Book-Running Managers

JPMORGAN                                                     WACHOVIA SECURITIES

ABN AMRO INCORPORATED                             BANC ONE CAPITAL MARKETS, INC.

          The date of this prospectus supplement is February   , 2004.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with information that is different. No offer to sell these securities is being made in any jurisdiction where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About This Prospectus Supplement............................   S-1
Prospectus Supplement Summary...............................   S-2
Risk Factors................................................  S-11
Forward-Looking Statements..................................  S-27
Ratio of Earnings to Fixed Charges..........................  S-29
Use of Proceeds.............................................  S-29
Description of the Notes....................................  S-30
Underwriting................................................  S-36
Experts.....................................................  S-38
Legal Matters...............................................  S-38
Where You Can Find More Information.........................  S-38

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
Duke Capital Corporation....................................    2
Use of Proceeds.............................................    4
The Trusts..................................................    4
Accounting Treatment........................................    5
Description of the Senior Notes.............................    5
Description of the Junior Subordinated Notes................   14
Description of the Preferred Securities.....................   22
Description of the Guarantees...............................   23
Plan of Distribution........................................   26
Experts.....................................................   27
Validity of the Securities..................................   27
Where You Can Find More Information.........................   28

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospects to "Duke Capital," "we," "us" and "our" or similar terms are to Duke Capital Corporation and its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read together with, the more detailed information in the accompanying prospectus, and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

                            DUKE CAPITAL CORPORATION

OVERVIEW

     Duke Capital, together with its subsidiaries, is a wholly owned subsidiary of Duke Energy Corporation and serves as the parent of some of Duke Energy Corporation's non-utility and other operations. Duke Capital, together with its subsidiaries, provides services through five business units:

     - Natural Gas Transmission

     - Field Services

     - Duke Energy North America

     - International Energy

     - Other Operations

A substantial amount of our business is conducted through our subsidiaries, none of which are obligors or guarantors on the Notes.

     NATURAL GAS TRANSMISSION provides transportation and storage of natural gas for customers throughout the east coast and southern portion of the United States and in Canada. Natural Gas Transmission also provides gas sale and distribution service to retail customers in Ontario and Western Canada, and gas gathering and processing services to customers in Western Canada. Natural Gas Transmission does business primarily through Duke Energy Gas Transmission Corporation. Duke Energy Gas Transmission's natural gas transmission and storage operations in the United States are subject to the Federal Energy Regulatory Commission's, or FERC's, the Texas Railroad Commission's, and the U.S. Department of Transportation's rules and regulations, while natural gas gathering, processing, transmission, distribution and storage operations in Canada are subject to the rules and regulations of the National Energy Board, the Ontario Energy Board and the British Columbia Utilities Commission.

     FIELD SERVICES gathers, compresses, treats, processes, transports, trades and markets, and stores natural gas; and produces, transports, trades and markets, and stores natural gas liquids. It conducts operations primarily through Duke Energy Field Services, LLC, which is approximately 30% owned by ConocoPhillips and approximately 70% owned by us. Field Services gathers natural gas from production wellheads in Western Canada and 11 contiguous states in the United States. Those systems serve major natural gas-producing regions in the Western Canadian Sedimentary Basin, Rocky Mountain, Permian Basin, Mid-Continent and East Texas-Austin Chalk-North Louisiana areas, as well as onshore and offshore Gulf Coast areas.

     DUKE ENERGY NORTH AMERICA develops, operates and manages merchant power generation facilities and engages in commodity sales and services related to natural gas and electric power. Duke Energy North America conducts business throughout the United States and Canada through Duke Energy North America,

LLC and Duke Energy Trading and Marketing, LLC. Duke Energy Trading and Marketing is approximately 40% owned by ExxonMobil Corporation and approximately 60% owned by us. On April 11, 2003, Duke Energy Corporation announced that it is exiting proprietary trading at Duke Energy North America. On January 7, 2004, Duke Energy Corporation announced that it is planning to sell Duke Energy North America's merchant plants in the Southeastern United States, to reduce Duke Energy North America's interest in deferred plants and to wind down the operations at Duke Energy Trading and Marketing. On January 12, 2004, Duke Energy Corporation announced that on a going forward basis Duke Energy North America and Duke Energy International will be brought together in one organization called Duke Energy Americas; however, both units will remain separate financial reporting segments for the time being.

     INTERNATIONAL ENERGY develops, operates and manages natural gas transportation and power generation facilities, and engages in sales and marketing of natural gas and electric power outside the United States and Canada. It conducts operations primarily through Duke Energy International, LLC and its activities target power generation in Latin America, and power generation and natural gas transmission in the Asia-Pacific region. International Energy initiated exiting proprietary trading during the quarter ended June 30, 2003. On January 7, 2004, Duke Energy Corporation announced that it is planning to exit from its natural gas marketing businesses in the European market and to divest its Australian assets.

     OTHER OPERATIONS is composed of diverse businesses, operating through Crescent Resources, LLC, DukeNet Communications LLC, Duke Capital Partners, LLC, Duke/Fluor Daniel and Energy Delivery Services, Inc. Beginning in 2003, the business segments formerly known as Other Energy Services and Duke Ventures were combined into Other Operations. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the Southeastern and Southwestern United States. DukeNet develops and manages fiber optic communications systems for wireless, local and long distance communications companies; and for selected educational, governmental, financial and health care entities. Duke Capital Partners, a wholly owned merchant finance company, provides debt and equity capital and financial advisory services primarily to the energy industry. In March 2003, Duke Energy Corporation announced that it will exit the merchant finance business at Duke Capital Partners in an orderly manner. Duke/Fluor Daniel provides comprehensive engineering, procurement, construction, commissioning and operating plant services for fossil-fueled electric power generating facilities worldwide. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy Corporation and a subsidiary of Fluor Corporation. On July 9, 2003, Duke Energy Corporation and Fluor Corporation announced that the Duke/Fluor Daniel partnership between subsidiaries of the two companies will be dissolved, at the request of Fluor Corporation. The partners of Duke/Fluor Daniel have adopted a plan for an orderly wind-down of the business of Duke/Fluor Daniel over the next year and a half. Energy Delivery Services is an engineering, construction, maintenance and technical services firm specializing in electric transmission and distribution lines and substation projects. We completed the sale of Energy Delivery Services on December 31, 2003.

RECENT DEVELOPMENTS

  DUKE ENERGY 2003 AND FOURTH QUARTER RESULTS

     On January 29, 2004, our parent, Duke Energy, issued a press release announcing its unaudited 2003 and fourth quarter results. The results of Duke Capital will differ from the results reported for Duke Energy due to the business units and operations that are a part of Duke Energy but are not a part of Duke

Capital. However, the unaudited financial information presented for Duke Energy includes financial information pertaining to Duke Capital as detailed below.

     Duke Energy reported a 2003 loss of $1.48 per share, or $1.3 billion in net loss, compared to earnings of $1.22 per share, or $1.0 billion in net income in 2002. In the fourth quarter of 2003, Duke Energy reported a loss of $2.23 per share, or a $2.0 billion net loss, compared with loss of 6 cents per share, or a $52 million net loss, in the fourth quarter of 2002.

     Duke Energy included certain charges in its fourth quarter 2003 reported results. The charges before tax impact are as follows:

                                                                PRE-TAX
FOURTH QUARTER 2003 CHARGES                                      IMPACT
---------------------------                                    ----------
                                                               (MILLIONS)
Duke Energy North America plant impairments and Duke Energy
  Trading and Marketing charges.............................     $2,826
Duke Energy North America redesignation of hedging contracts
  to mark-to-market.........................................        262
Charges and impairments for Australia and Europe............        292
Severance and related charges...............................         48
Duke Energy International reserve and charges for
  environmental settlements in Brazil.......................         26
Write-off of risk management system.........................         51
Net gain on asset sales.....................................        (15)
                                                                 ------
  TOTAL.....................................................      3,490
                                                                 ======

     The unaudited fourth quarter and year-end 2003 and 2002 financial data for Duke Energy Corporation presented below should be read in conjunction with Duke Capital's consolidated and financial statements and related notes and other financial and operating data incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                THREE MONTHS       TWELVE MONTHS
                                                                   ENDED               ENDED
                                                                DECEMBER 31,       DECEMBER 31,
                                                              ----------------   -----------------
                                                               2003      2002     2003      2002
                                                              -------   ------   -------   -------
                                                               (IN MILLIONS, EXCEPT WHERE NOTED)
DUKE ENERGY INCOME DATA
Operating Revenues..........................................  $ 5,227   $4,852   $21,577   $15,448
                                                              =======   ======   =======   =======
(Loss) Earnings Before Interest and Taxes (EBIT) from
  Continuing Operations.....................................   (2,557)     651      (268)    3,118
Interest Expense............................................      354      344     1,380     1,097
Minority Interest (Benefit) Expense(a)......................      (28)       9        64       115
Income Tax (Benefit) Expense................................   (1,077)      84      (707)      611
Loss from Discontinued Operations...........................     (215)    (266)     (156)     (261)
Cumulative Effect of Change in Accounting Principles, net of
  tax and minority interest.................................       --       --      (162)       --
                                                              -------   ------   -------   -------
Net (Loss) Income...........................................   (2,021)     (52)   (1,323)    1,034
Dividends and Premiums on Redemptions of Preferred and
  Preference Stock..........................................        2        3        15        13
                                                              -------   ------   -------   -------
(Loss) Earnings Available for Common Stockholders...........  $(2,023)  $  (55)  $(1,338)  $ 1,021
                                                              =======   ======   =======   =======

                                                                THREE MONTHS       TWELVE MONTHS
                                                                   ENDED               ENDED
                                                                DECEMBER 31,       DECEMBER 31,
                                                              ----------------   -----------------
                                                               2003      2002     2003      2002
                                                              -------   ------   -------   -------
                                                               (IN MILLIONS, EXCEPT WHERE NOTED)
DUKE ENERGY EBIT BY BUSINESS SEGMENT
  Franchised Electric.......................................  $   197   $  248   $ 1,403   $ 1,595
  Natural Gas Transmission..................................      308      294     1,317     1,161
  Field Services............................................       52       49       192       148
  Duke Energy North America.................................   (3,164)      26    (3,341)      169
  International Energy......................................       36       23       210       102
  Other Operations(b).......................................       96       91       153       239
  Other.....................................................      (92)     (87)     (292)     (449)
                                                              -------   ------   -------   -------
Total Segment and Other EBIT from Continuing Operations.....   (2,567)     644      (358)    2,965
  EBIT Attributable to:
     Minority Interest (Benefit) Expense....................      (21)      (3)       65        42
     Third Party Interest Income............................        5       15        20       102
     Foreign Currency Remeasurement Gain (Loss).............       24       (3)       24        11
     Intercompany EBIT Elimination(c).......................        2       (2)      (19)       (2)
                                                              -------   ------   -------   -------
Total EBIT from Continuing Operations.......................  $(2,557)  $  651   $  (268)  $ 3,118
                                                              =======   ======   =======   =======
FRANCHISED ELECTRIC
  Operating Revenues........................................  $ 1,165   $1,153   $ 4,883   $ 4,888
  Operating Expenses........................................      983      895     3,533     3,329
  Gains on Sales of Other Assets, net.......................        4       --         6        --
  Other Income, net of expenses.............................       11      (10)       47        36
                                                              -------   ------   -------   -------
  EBIT......................................................  $   197   $  248   $ 1,403   $ 1,595
                                                              -------   ------   -------   -------
NATURAL GAS TRANSMISSION
  Operating Revenues........................................  $   896   $  765   $ 3,197   $ 2,464
  Operating Expenses........................................      588      466     1,969     1,420
  Gains on Sales of Other Assets, net.......................        3       --         7        --
  Other Income, net of expenses(d)..........................        8        5       125       148
  Minority Interest Expense.................................       11       10        43        31
                                                              -------   ------   -------   -------
  EBIT......................................................  $   308   $  294   $ 1,317   $ 1,161
                                                              -------   ------   -------   -------
FIELD SERVICES(i)
  Operating Revenues........................................  $ 1,770   $1,623   $ 7,828   $ 5,316
  Operating Expenses........................................    1,700    1,582     7,586     5,182
  Losses on Sales of Other Assets, net(e)...................       (5)      --        (4)       --
  Other Income, net of expenses.............................       14       25        67        60
  Minority Interest Expense.................................       27       17       113        46
                                                              -------   ------   -------   -------
  EBIT from Continuing Operations...........................  $    52   $   49   $   192   $   148
                                                              -------   ------   -------   -------

                                                                THREE MONTHS       TWELVE MONTHS
                                                                   ENDED               ENDED
                                                                DECEMBER 31,       DECEMBER 31,
                                                              ----------------   -----------------
                                                               2003      2002     2003      2002
                                                              -------   ------   -------   -------
                                                               (IN MILLIONS, EXCEPT WHERE NOTED)
                                                              -------   ------   -------   -------
DUKE ENERGY NORTH AMERICA
  Operating Revenues........................................  $   822   $  399   $ 4,321   $ 1,552
  Operating Expenses and Impairments(f).....................    3,924      453     7,767     1,507
  Losses on Sales of Other Assets, net(g)...................     (124)      --      (208)       --
  Other Income, net of expenses(h)..........................       (1)      52       206        81
  Minority Interest Benefit.................................      (63)     (28)     (107)      (43)
                                                              -------   ------   -------   -------
  EBIT......................................................  $(3,164)  $   26   $(3,341)  $   169
                                                              -------   ------   -------   -------
INTERNATIONAL ENERGY(i)
  Operating Revenues........................................  $   105   $  165   $   597   $   743
  Operating Expenses........................................       67      174       406       716
  Losses on Sales of Other Assets, net......................       (2)      --        --        --
  Other Income, net of expenses.............................        2       30        32        85
  Minority Interest Expense (Benefit).......................        2       (2)       13        10
                                                              -------   ------   -------   -------
  EBIT from Continuing Operations...........................  $    36   $   23   $   210   $   102
                                                              -------   ------   -------   -------
OTHER OPERATIONS(i)
  Operating Revenues........................................  $   647   $  211   $ 2,061   $   756
  Operating Expenses........................................      560      141     1,964       661
  Gains on Sales of Other Assets, net.......................       --        7        --        32
  Other Income, net of expenses.............................       11       14        59       110
  Minority Interest Expense (Benefit).......................        2       --         3        (2)
                                                              -------   ------   -------   -------
  EBIT from Continuing Operations...........................  $    96   $   91   $   153   $   239
                                                              -------   ------   -------   -------

---------------

(a) Includes financing expenses related to securities of subsidiaries of $27 million for the three months ended December 31, 2002 and $55 million and $130 million for the twelve months ended December 31, 2003 and 2002, respectively. The expense related to these securities is now accounted for in interest expense.

(b) Beginning in 2003, Other Energy Services and Duke Ventures were combined into Other Operations.

(c) Amounts relate to the elimination of intercompany EBIT that has been reclassified to discontinued operations.

(d) For the twelve months ended December 31, 2003, other income includes approximately $89 million of gains on sale of equity investments, including Alliance/Aux Sable, Foothills and Northern Border.

(e) For the twelve months ended December 31, 2003, other income includes approximately $11 million gain on sale of TEPPCO Class B shares.

(f) Includes DENA plant impairments of $2,640 million and redesignation of power contracts to mark-to-market of $262 million in the fourth quarter of 2003, and $254 million of goodwill in the third quarter of 2003.

(g) For the twelve months ended December 31, 2003, amount includes approximately $18 million loss on the anticipated sale of 25% interest in Vermillion, a $66 million loss on the anticipated sale of turbines and DETM charges related to the sale of contracts of $127 million.

(h) For the twelve months ended December 31, 2003, other income includes approximately $178 million gain on sale of the American Ref-Fuel Company equity investment.

(i) Prior year amounts have been reclassified due to the current year discontinued operations.

     BUSINESS UNIT RESULTS

     FRANCHISED ELECTRIC. Fourth quarter 2003 EBIT from Franchised Electric was $197 million, compared to fourth quarter 2002 EBIT of $248 million. Milder weather and lower bulk power sales led to a 6.7 percent decrease in overall electric sales. During the fourth quarter 2003, Franchised Electric expensed $28 million in clean air amortization. Also during the fourth quarter 2003, it recorded $32 million of severance and related costs. In fourth quarter 2002, Franchised Electric incurred $89 million in ice storm-related costs. EBIT for Franchised Electric for the year ended 2003 was $1.4 billion compared to $1.6 billion for 2002. Franchised Electric is a business unit that is not a part of Duke Capital.

     NATURAL GAS TRANSMISSION. Duke Energy Gas Transmission reported fourth quarter 2003 EBIT of $308 million, compared to $294 million in fourth quarter 2002. Gains of $16 million from asset sales and increased earnings from new projects, partially offset by foregone earnings on assets sold, drove this increase. During the fourth quarter 2003, Duke Energy Gas Transmission had $11 million in severance and related charges. EBIT for Duke Energy Gas Transmission for the year ended 2003 was $1.3 billion, an increase from $1.2 billion for 2002.

     DUKE ENERGY NORTH AMERICA. Duke Energy North America reported an EBIT loss of $3.16 billion in fourth quarter 2003, compared to EBIT of $26 million in fourth quarter 2002. Duke Energy North America incurred charges of approximately $3.1 billion in the fourth quarter 2003 which included $2,826 million for the decision to sell Duke Energy North America's merchant plants in the southeast United States, reduce Duke Energy North America's interest in deferred plants and wind down its trading and marketing joint venture with ExxonMobil and $262 million to redesignate certain hedging contracts to mark-to-market. Also included in the special items are $5 million in severance and related costs. In addition, lower spark spreads and increased depreciation led to lower results. EBIT for Duke Energy North America for the year ended 2003 was a loss of $3.3 billion, compared with positive EBIT of $169 million for 2002.

     INTERNATIONAL ENERGY. For fourth quarter 2003, Duke Energy International reported EBIT from continuing operations of $36 million, compared to $23 million in fourth quarter 2002. Fourth quarter results for 2003 included improved operational performance due to higher margins, successful re-contracting in Brazil and lower expenses throughout Latin America. Duke Energy International had a special item of $26 million for a reserve and charges for estimated environmental settlement in Brazil. EBIT from continuing operations for Duke Energy International for the year ended 2003 was $210 million versus $102 million in 2002. The Duke Energy International results reported for the fourth quarter and the year 2003 exclude the Discontinued Operations that are set forth below.

     FIELD SERVICES. The Field Services business segment, which represents Duke Energy's 70% interest in Duke Energy Field Services, reported fourth quarter 2003 EBIT from continuing operations of $52 million compared to $49 million in fourth quarter 2002. The favorable impact of higher natural gas liquids, or NGLs, prices during the period was offset by the effects of hedging results related to the price movements of NGLs, higher natural gas prices and increased general and administrative costs. The higher general and administrative costs included $4 million in severance and related charges. EBIT from continuing operations for Field Services for the year ended 2003 was $192 million compared to $148 million for 2002. The Field Services results reported for the fourth quarter and the year 2003 exclude the Discontinued Operations that are set forth below.

     OTHER OPERATIONS. Other Operations reported EBIT from continuing operations of $96 million in fourth quarter 2003, compared to $91 million in fourth quarter 2002. EBIT from continuing operations for Other Operations in 2003 was $153 million compared to $239 million in 2002. Duke Energy Merchants, LLC, a component of Other Operations for Duke Energy, is not a part of Duke Capital. The Other Operations results reported for the fourth quarter and the year 2003 exclude the Discontinued Operations that are set forth below.

     DISCONTINUED OPERATIONS. Discontinued Operations showed a fourth quarter 2003 after-tax loss of $215 million, due largely to a $223 million after-tax charge to complete the exit from the European market and the divestiture of Duke Energy International's Australian assets. That compares with a fourth quarter 2002 after-tax loss of $266 million. The after-tax loss for Discontinued Operations in the year ended 2003 was $156 million versus an after-tax loss of $261 million in 2002.

     NON-GAAP FINANCIAL MEASURES

     The primary performance measure used by management to evaluate Duke Energy and Duke Capital segment performance is EBIT, which at the segment level represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Management believes EBIT is a good indicator of each segment's operating performance as it represents the results of our ownership interests in continuing operations without regard to financing methods or capital structures.

     On a Duke Energy consolidated basis, EBIT is also used as one of the measures to assess performance and represents the combination of operating income from continuing operations and other income and expenses as presented on the consolidated statements of income. The use of EBIT as one of the performance measures on a Duke Energy consolidated basis follows the use of EBIT for assessing segment performance, and Duke Energy believes EBIT is used by investors as a supplemental financial measure in the evaluation of Duke Energy's consolidated results of operations.

     EBIT should not be considered an alternative to, or more meaningful than, net income, income from continuing operations, operating income or cash flow as determined in accordance with generally accepted accounting principles, or GAAP. Duke Energy's EBIT may not be comparable to a similarly titled measure of another company.

     LIQUIDITY AND CAPITAL RESOURCES

     Under various credit facilities, Duke Capital had the ability to borrow up to $2.7 billion as of December 31, 2003. Also as of December 31, 2003, Duke Capital had borrowings and letters of credit outstanding under these programs of approximately $850 million, resulting in unused capacity of approximately $1.8 billion.

     As of December 31, 2003, Duke Capital had short-term notes payable and commercial paper outstanding of $52 million, and long-term debt outstanding, including current maturities, of $14.8 billion. In addition to this outstanding debt, also as of December 31, 2003, Duke Capital had approximately $900 million of debt associated with discontinued operations classified as liabilities associated with assets held for sale which, upon the sale of the assets, will no longer be debt of Duke Capital.

     Duke Capital also had approximately $1.0 billion in cash and cash equivalents and approximately $40 billion of total assets as of December 31, 2003.

  RECENT RATINGS ANNOUNCEMENT

     On February 10, 2004, Standard & Poor's lowered its senior unsecured credit ratings at Duke Energy Corporation, Duke Capital and a number of our subsidiaries. The credit ratings and outlooks for Duke Energy Trading and Marketing, Duke Energy Field Services and Maritimes & Northeast were not changed. Duke Energy Corporation's senior unsecured rating was changed to BBB from BBB+ and Duke Capital's senior unsecured rating was changed to BBB- from BBB. Both Duke Energy Corporation's and Duke Capital's commercial paper ratings remained at A-2. Standard & Poor's changed its outlook to stable for Duke Energy Corporation, Duke Capital and our subsidiaries that were impacted by this ratings action.

  REMARKETING OF DUKE CAPITAL NOTES

     On February 12, 2004, Duke Capital successfully remarketed $875 million aggregate principal amount of its 5.87% Senior Notes due 2006, or the old notes, on behalf of the holders of the old notes at a price equal to 101.8239% of their aggregate principal amount. As a result of the remarketing, the interest rate on the old notes was reset to 4.302% effective February 18, 2004, payable quarterly. Certain of the underwriters purchased some of the old notes through the remarketing. Upon the completion of the exchange with the underwriters in
connection with this offering, $     million aggregate principal amount of the
old notes will be outstanding.

                                    *  *  *

     The foregoing information about Duke Capital and its business units is only a general summary and is not intended to be comprehensive. For additional information about Duke Capital and its business units you should refer to the information described under the caption "Where You Can Find More Information."

     Duke Capital's principal executive offices are located at 526 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                                  THE OFFERING

Issuer........................   Duke Capital Corporation, a Delaware
                                 corporation. Duke Capital is contemplating changing its form of organization to a Delaware limited liability company in the near future.

Securities Offered............   $          aggregate principal amount of      %
                                 Senior Notes due 2009, the 2009 Notes, and
                                 $          aggregate principal amount of      %
                                 Senior Notes due 2014, the 2014 Notes,
                                 collectively referred to as the Notes.

Maturity......................   The 2009 Notes will mature on March 1, 2009,
                                 and the 2014 Notes will mature on March 1, 2014.

Interest......................   Interest on the Notes will be payable
                                 semi-annually on March 1 and September 1 of
                                 each year, beginning on September 1, 2004. Each
                                 2009 Note will bear interest at the rate of
                                      % per year from the date of original
                                 issuance. Each 2014 Note will bear interest at
                                 the rate of      % per year from the date of
                                 original issuance.

Redemption....................   The Notes are redeemable at the option of Duke
                                 Capital at any time and from time to time, in
                                 whole or in part, at a redemption price equal
                                 to the greater of (1) 100% of the principal
                                 amount of the Notes being redeemed and (2) the
                                 sum of the present values of the remaining
                                 scheduled payments of principal and interest on
                                 the Notes being redeemed, discounted to the
                                 redemption date on a semi-annual basis at the
                                 Treasury Rate plus    basis points for 2009
                                 Notes and    basis points for 2014 Notes,
                                 respectively, plus, in either case, accrued and unpaid interest on the Notes being redeemed to the redemption date. See "Description of the Notes -- Optional Redemption" for a description of how the redemption price is calculated. The
                                 Notes do not have the benefit of a sinking fund.

Ranking.......................   The Notes will be direct, unsecured and
                                 unsubordinated obligations of Duke Capital and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

Certain Covenants.............   The indenture governing the Notes contains
                                 certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets.
                                 See "Description of the Senior
                                 Notes -- Negative Pledge" in the accompanying prospectus.

                                  RISK FACTORS

     Before purchasing any of the Notes, you should carefully consider the following risk factors as well as the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein in order to evaluate an investment in the Notes.

RISKS RELATED TO THE NOTES

     WE COULD ENTER INTO VARIOUS TRANSACTIONS THAT COULD INCREASE THE AMOUNT OF OUR OUTSTANDING DEBT, OR ADVERSELY AFFECT OUR CAPITAL STRUCTURE OR CREDIT RATINGS, OR OTHERWISE ADVERSELY AFFECT HOLDERS OF THE NOTES.

     The terms of the Notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Notes.

     In addition, Duke Capital is contemplating changing its form of organization from a Delaware corporation to a Delaware limited liability company in the near future. If Duke Capital effects this change in formation, the Notes will be the obligations of a limited liability company. The Internal Revenue Service issued a private letter ruling on facts similar to ours that states such a change in formation would not result in a taxable event to noteholders. However, holders of the Notes cannot rely on the Internal Revenue Service's conclusion in private letter rulings issued to other parties and Duke Capital does not intend to seek a ruling from the Internal Revenue Service on any change of form of organization. Therefore, there can be no assurance that the change in Duke Capital's form of organization from a Delaware corporation to a Delaware limited liability company would not result in a taxable event to holders of the Notes.

RISKS RELATED TO THE MARKET CYCLE OF OUR INDUSTRY

     OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED BY SUSTAINED DOWNTURNS OR SLUGGISHNESS IN THE ECONOMY, INCLUDING LOW LEVELS IN THE MARKET PRICES OF COMMODITIES, ALL OF WHICH ARE BEYOND OUR CONTROL.

     Sustained downturns or sluggishness in the economy generally affect the markets in which we operate and negatively influence our energy operations. Our Natural Gas Transmission and Field Services businesses may experience a decline in the volume of natural gas shipped through their pipelines and transport systems or gathered and processed at their plants, resulting in lower revenue and cash flows, as lower economic output reduces energy demand. Although our gas transmission is subject to mandated tariff rates, overall declines in the volume of gas shipped as a result of economic downturn or recession could reduce our revenues and cash flows, thus diminishing our results of operations.

     Our Duke Energy North America business sells power from primarily gas-fired generation facilities into the spot market or other competitive power markets on a contractual basis and enters into contracts to purchase and sell electricity, natural gas and NGLs as part of our power marketing and energy trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power, natural gas and NGLs in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. These factors could reduce our revenues and margins and therefore diminish our results of operations.

     Lower demand for the electricity we sell, for the natural gas we gather, process and transport and in the market prices for electricity, natural gas and NGLs result from multiple factors that affect the end markets where we sell electricity or sell and transport natural gas, including:

     - weather conditions, including abnormally mild winter or summer weather that cause lower energy usage for heating or cooling purposes, respectively, and periods of low rainfall that decrease our ability to generate hydroelectric energy;

     - supply of and demand for energy commodities, including any decreases in the production of natural gas which could negatively affect our processing business and our gas transmission business due to lower throughput;

     - illiquid markets including reductions in trading volumes which result in lower revenues and earnings;

     - general economic conditions, including downturns in the U.S. or other economies which impact energy consumption particularly in which sales to industrial or large commercial customers comprise a significant portion of total sales;

     - transmission or transportation constraints or inefficiencies which impact our merchant energy operations;

     - availability of competitively priced alternative energy sources, which are preferred by some customers over energy produced from coal or gas plants, and of energy-efficient equipment which reduces energy demand;

     - natural gas, crude oil and refined products production levels;

     - electric generation capacity surpluses which cause our merchant energy plants to generate and sell less electricity at lower prices and may cause some plants to become non-economical to operate;

     - capacity and transmission service into, or out of, our markets;

     - petro chemical demand for NGLs;

     - natural disasters, wars, embargoes and other catastrophic events to the extent they affect our operations and markets; and

     - federal, state and foreign energy and environmental regulation and legislation.

     These market factors have led to industry-wide downturns that have resulted in the slowing down or stopping of new construction of power plants and announcements by us and other energy suppliers and gas pipeline companies of plans to sell non-strategic assets, subject to regulatory constraints, in order to boost liquidity or strengthen balance sheets. Proposed sales by other energy suppliers and gas pipeline companies could increase the supply of the types of assets we are attempting to sell. In addition, recent FERC actions related to addressing power market concerns could negatively impact marketability of our electric generation assets. Such increased supply, and the related increase in reserve margins, together with regulatory constraints could lead to our failing to execute such asset sales or obtaining lower prices on completed asset sales.

     WE ARE EXPOSED TO MARKET RISK AND MAY INCUR LOSSES FROM OUR TRADING OPERATIONS AND OUR RISK MANAGEMENT PROCEDURES MAY NOT PREVENT LOSSES IN OUR ENERGY TRADING BUSINESS.

     Our trading portfolios consist of contracts to buy and sell commodities, including contracts for electricity, natural gas, NGLs and other commodities that are settled by the delivery of the commodity or cash and financial derivatives, including swaps, futures and options. If the values of these contracts change in a direction or manner that we do not anticipate, we could realize material losses from our trading activities. We have trading operations which target the U.S., Canadian, Latin American and Asia-Pacific regions. We incur trading risks exposures in these markets. As we exit these activities, we may be exposed to increased market risks. In addition, certain other participants have chosen to or have been forced to exit from the energy trading markets, leading to a reduction in the number of trading partners and lower trading revenues. Also, our trading activities rely on electronic trading platforms and exchanges, and if any of those should be unavailable, we could suffer adverse losses due to our inability to trade.

     We actively manage the market and other risk inherent in our energy positions. Although we have sophisticated risk management systems in place that use advanced methodologies to quantify risk, these systems may not always be followed or may not always work as planned. In particular, risk in our energy trading is measured and monitored utilizing Value-at-Risk models to determine the potential one-day favorable or unfavorable value risks. These estimates are based on historical price volatility and assume a normal distribution of price changes. Thus, if prices significantly deviate from historical prices or the actual distribution is not normal, our risk management systems, including assumptions supporting the risk limits, may not protect us from significant losses. In addition, adverse changes in energy prices may result in economic losses in our earnings and cash flows and our balance sheet. Although we devote a considerable amount of management effort to our trading and risk management systems, their effectiveness remains uncertain.

     To lower our financial exposure related to commodity price fluctuations, primarily with respect to power, natural gas and NGLs, our marketing, trading and risk management operations routinely enter into contracts to hedge the value of our assets and operations. As part of this strategy, our Duke Energy North America and Field Services business units routinely utilize fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in over-the-counter markets or on exchanges. Duke Energy North America hedges a substantial portion of its expected power output and its natural gas fuel requirements. Field Services hedges a portion of its expected commodity exposure. However, we do not cover the entire exposure of our assets or our positions to market price volatility and the coverage will vary over time. To the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating commodity prices could cause our sales and net income to be volatile.

     OUR RISK MANAGEMENT PROCEDURES MAY NOT PREVENT LOSSES IN OUR DEBT AND FOREIGN CURRENCY POSITIONS.

     We also actively manage the risk inherent in our debt and foreign currency positions. We manage interest rate exposure in our debt positions by limiting our variable-rate and fixed-rate exposures to percentages of total capitalization and by monitoring the effects of market changes in interest rates. We also enter into financial derivative instruments to manage and mitigate interest rate exposure. Our primary foreign currency rate exposures are the Canadian dollar, the Brazilian real, the Australian dollar, the Argentine peso and the Mexican peso. To mitigate risks associated with foreign currency fluctuations, we hedge investments through debt denominated or issued in the foreign currency and use foreign currency derivatives. In addition we denominate in or index contracts to the U.S. dollar and/or local inflation rates, where possible. To monitor the foreign currency risk, we use sensitivity analysis, which measures the impact of devaluation of the foreign currency to which we have exposure. To the extent we have unhedged positions or our hedging and other risk management procedures do not work as planned, these practices may not protect us from significant losses in our earnings and cash flows and our balance sheet. Although we devote a considerable amount of management effort to our risk management systems, their effectiveness remains uncertain.

     OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Electric power generation and gas distribution are generally seasonal businesses. In most parts of the U.S. and world in which we operate, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels peaks during the winter, especially for our natural gas businesses in Canada. Further, extreme weather conditions such as heat waves or winter storms could cause these seasonal fluctuations to be more pronounced. As a result, in the future the overall operating results of Duke Energy North America and Union Gas, which is a component of our natural gas transmission segment, may fluctuate substantially on a seasonal basis and thus make period comparison less relevant.

     OUR PROFITABILITY MAY DECLINE IF THE COUNTERPARTIES TO OUR TRANSACTIONS FAIL TO PERFORM IN ACCORDANCE WITH OUR AGREEMENTS WITH THEM.

     Our operations are exposed to the risk that counterparties to our transactions will not perform their obligations. Should the counterparties to arrangements with us fail to perform, we might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, we might incur additional losses to the extent of amounts, if any, already paid to counterparties. This risk is most significant where we have concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers and marketers throughout the U.S., Canada and Latin America. These concentrations of customers may negatively impact the credit quality of the entire sector, which would have a more significant impact on our profitability due to our level of exposure in the sector. In addition, in our marketing and trading activities, we often extend credit to our trading counterparties. Despite performing credit analysis prior to extending credit and the use of master collateral agreements to mitigate these credit risks, we are exposed to the risk that we may not be able to collect amounts owed to us. If the counterparty to such a financing transaction fails to perform and any collateral we have secured is inadequate, we will incur losses.

     WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH SELLING AND MARKETING PRODUCTS IN THE WHOLESALE POWER MARKETS.

     We purchase and sell power at the wholesale level under market-based tariffs subject to the FERC's jurisdiction throughout the United States and also enter into agreements to sell available energy and capacity from our generation assets. If we are unable to deliver firm capacity and energy under these agreements, we could be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. In addition, depressed spot and forward spreads between the price of electricity we sell and the cost of the fuel we use to generate that electricity have resulted in substantially reduced revenues in our merchant energy business and may continue to affect our earnings.

     In the absence or upon expiration of power sales agreements, we must sell all or a portion of the energy, capacity and other products from our facilities into the competitive wholesale power markets. Unlike most other commodities, electricity cannot be stored and must be produced concurrently with its use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. In addition, the price we can obtain for power sales may not change at the same rate as changes in fuel costs. Given the volatility and potential for material differences between actual power prices and fuel costs, if we are unable to secure long-term purchase agreements for our power generation facilities, our revenues would be subject to increased volatility and our financial results may be materially adversely affected.

     COMPETITION IN THE UNREGULATED MARKETS IN WHICH WE OPERATE MAY ADVERSELY AFFECT THE GROWTH AND PROFITABILITY OF OUR BUSINESS.

     In the future we may be vulnerable to competition from new competitors that have greater financial resources than we do, seeking attractive opportunities to acquire or develop energy assets or energy trading operations both in the United States and abroad. These new competitors may include sophisticated financial institutions, some of which are already entering the energy trading and marketing sector, and international energy players, which may enter regulated or unregulated energy businesses. This competition may adversely affect our ability to make investments or acquisitions.

     We may not be able to respond in a timely or effective manner to the many changes intended to increase competition in the electricity industry. To the extent competitive pressures increase and the pricing and sale of electricity assume more characteristics of a commodity business, the economics of our business may come under long-term pressure.

     In addition, regulatory changes have also been proposed to increase access to electricity transmission grids by utility and non-utility purchasers and sellers of electricity. These changes could continue the disaggregation of many vertically-integrated utilities into separate generation, transmission, distribution and retail businesses. As a result, a significant number of additional competitors could become active in the wholesale power generation segment of our industry.

RISKS RELATED TO LEGAL PROCEEDINGS AND REGULATORY INVESTIGATIONS

     Recent public and regulatory scrutiny of the energy industry and of the capital markets have resulted in increased regulatory investigations, new regulations being either proposed or implemented and an increase in litigation against industry participants, including Duke Capital and its affiliates. During this time, we have experienced a significant increase in regulatory investigations and litigation related to our operations, primarily with respect to the high wholesale electricity prices in the western United States during 2000 and 2001, pricing information provided to index publications and so-called "roundtrip" trades, each as described in greater detail below. Future developments in these and other government investigations and litigation impacting the energy industry and us, including litigation regarding performance, contracts and other matters arising in the ordinary course of our business and personal injury claims alleged to have arisen from the exposure to asbestos in our plants, could be materially adverse to us by affecting our operations and diverting our attention and resources to addressing such actions. Furthermore, future declines in the availability, or increases in the cost, of our insurance policies and charges to our self-insurance reserves with respect to such litigation could cause material liabilities and costs, which could have a material adverse effect on our results of operations or financial position in the future.

     WE MAY BE ADVERSELY AFFECTED BY LEGAL PROCEEDINGS ARISING OUT OF THE ELECTRICITY SUPPLY SITUATION IN THE WESTERN STATES DURING 2000 AND 2001.

     Litigation and administrative proceedings arising out of the high wholesale electricity prices in the western United States during 2000 and 2001 are ongoing before the FERC and in California and other courts against sellers of energy in California and other western states. Duke Energy Corporation, Duke Capital and some of our subsidiaries are named as defendants in a number of lawsuits brought by or on behalf of electricity and natural gas purchasers in California and other western states. In addition to lawsuits, several investigations and regulatory proceedings at the state and federal levels are looking into issues relating to high wholesale electricity prices in the western United States in 2000 and 2001. We cannot predict the outcome of any such lawsuits and other ongoing proceedings or whether the ultimate impact on us of the effects of the historical electricity supply situation in California and other western states will be material due to any future developments.

     WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS RELATED TO PRICING INFORMATION THAT WE PROVIDED TO MARKET PUBLICATIONS.

     The FERC, the Commodity Futures Trading Commission, or CFTC, and the San Francisco and Houston offices of the U.S. Attorney have requested information from us regarding pricing information that we provided to publications that produce price indices. We have resolved with the CFTC and the FERC the issues that were the subject of their investigations. Numerous lawsuits have been filed against our affiliates involving alleged price reporting conduct. We cannot predict the outcome of any remaining or potential new investigations or of the pending or potential new lawsuits. These investigations and lawsuits could result in civil or criminal fines or penalties, or other regulatory action, including legislation, which may be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

     WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS AND ANY RELATED LEGAL PROCEEDINGS RELATED TO THE ALLEGED CONDUCTING OF "ROUNDTRIP" TRADES BY OUR ENERGY TRADING BUSINESS.

     Beginning in 2002 and 2003, we were investigated by, or responded to requests from the SEC, the FERC, the Houston office of the U.S. Attorney and the CFTC concerning alleged "roundtrip" trades and other trading activity. We cannot predict the outcome of any of these inquiries, or whether these inquiries will lead to additional legal proceedings against us or our current or former employees, civil or criminal fines or penalties, or other regulatory action, including legislation, which may be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

     Also, a number of class action lawsuits have been filed against us, and others may be filed, claiming that investors suffered damages as a result of the alleged "roundtrip" trades inflating our revenue and earnings. All of the investor lawsuits have been dismissed, but several of those dismissals have been appealed. In addition, a number of suits filed in connection with high wholesale electricity prices in the western United States during 2000 and 2001 include allegations involving "roundtrip" trades. These lawsuits could lead to settlements, civil damages or other litigation costs that could adversely affect our business.

RISKS RELATED TO THE REGULATION OF OUR BUSINESSES

  ELECTRIC

     OUR BUSINESSES IN NORTH AMERICA ARE SUBJECT TO COMPLEX GOVERNMENT REGULATIONS. THE ECONOMICS, INCLUDING THE COSTS, OF OPERATING OUR GENERATING FACILITIES MAY BE ADVERSELY AFFECTED BY CHANGES IN THESE REGULATIONS OR IN THEIR INTERPRETATION OR IMPLEMENTATION.

     Our businesses in North America are subject to complex government regulations on the federal and state level. These regulations applicable to the electric power industry have a significant impact on the nature of the industry and the manner in which its participants conduct their businesses. Changes to these regulations are ongoing and we cannot predict the future course of changes in this regulatory environment or the ultimate effect that this changing regulatory environment will have on our business.

     The Public Utility Holding Company Act, or PUHCA, and the Federal Power Act, or FPA, regulate public utility holding companies and their subsidiaries and place constraints on the conduct of their business, although we are exempt from most of the provisions of PUHCA, as discussed below. The FERC regulates wholesale electricity operations and transmission rates. The Public Utility Regulatory Policies Act of 1978, or PURPA, provides qualifying facilities with exemptions from some federal and state laws and regulations, including PUHCA and most provisions of the FPA. The Energy Policy Act of 1992, or the Energy Act, also provides relief from regulation under PUHCA to "exempt wholesale generators." Maintaining the status of our facilities as qualifying facilities or exempt wholesale generators is conditioned on those facilities continuing to meet statutory criteria. Under current law, Duke Energy Corporation is not and will not be subject to regulation as a registered holding company under PUHCA as long as the domestic power plants we own through subsidiaries (such as in Duke Energy North America's business) are qualifying facilities under PURPA or are exempt wholesale generators under the Energy Act. If we were subject to these regulations, the economics and operations of our generating facilities could be negatively affected by the increased costs associated with upgrading our facilities and taking other actions to comply with these regulations. While Duke Energy Corporation is currently exempt from registration under PUHCA, Duke Energy Corporation may lose that exemption if it fails to comply with its exemptive order from the SEC. If Duke Energy Corporation were to lose its exemption, it would have the alternatives of registering as a holding company which would subject us to more extensive regulation, or divesting or changing the nature of some of our foreign utility holdings, including some facilities acquired in our Westcoast Energy purchase.

     Existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have a detrimental effect on our business. Some of the restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made and that legislative or other attention to the electric power restructuring process will not cause the deregulation process to be delayed or reversed.

     The FERC has broadened its regulations that restrict information flow between jurisdictional electric and natural gas companies, or "jurisdictional companies," and marketing affiliates. As written, the rule could adversely affect our ability to coordinate and manage our energy activities. Duke Energy's request for a hearing is pending at the FERC and therefore the impact of the rule is unclear.

     OUR SALES MAY DECREASE IF WE ARE UNABLE TO GAIN ADEQUATE, RELIABLE AND AFFORDABLE ACCESS TO TRANSMISSION AND DISTRIBUTION ASSETS.

     We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase to supply some of our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products may be hindered. The FERC's restrictions upon information flow between jurisdictional companies and marketing affiliates inhibit access to energy transmission and distribution assets controlled by us. If the new affiliate rules described above remain in place, such access may be further inhibited.

     In Order 888 and related orders, FERC issued power transmission regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, not all markets are open and accessible as needed. We cannot predict whether and to what extent the industry will comply with these initiatives, or whether the regulations will fully accomplish their objectives.

     In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have in the past been authorized to impose, and may continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other market operators, we can offer no assurance that we will be able to operate profitably in wholesale power markets.

     IN THE FUTURE, WE MAY NOT BE ABLE TO SECURE LONG-TERM POWER PURCHASE AGREEMENTS FOR OUR POWER GENERATION FACILITIES OR OUR EXISTING POWER PURCHASE AGREEMENTS MAY NOT BE ENFORCEABLE, EITHER OF WHICH WOULD SUBJECT OUR SALES TO INCREASED VOLATILITY.

     Historically, power from merchant generation facilities has been sold under long-term power purchase agreements pursuant to which all energy and capacity was generally sold to a single party at fixed prices. Because of changes in the industry, the percentage of facilities with these types of long-term power purchase agreements has decreased, and it is likely that most of our facilities will operate without these agreements. Without the benefit of long-term power purchase agreements, we cannot assure you that we will be able to sell the power generated by our facilities or that our facilities will be able to operate profitably.

     In the future, utilities and other entities, with the approval of federal or state regulatory authorities, could seek to abrogate their existing power purchase agreements with other power generators. Some of our power purchase agreements for power generated from our independent power projects and generation assets could be subject to similar efforts by the entities who contract to purchase power from our facilities. If those efforts were to be successful, our sales could decrease or be subject to increased volatility.

     THE DIFFERENT REGIONAL POWER MARKETS IN WHICH WE COMPETE OR WILL COMPETE IN THE FUTURE HAVE CHANGING REGULATORY STRUCTURES, WHICH COULD AFFECT OUR GROWTH AND PERFORMANCE IN THESE REGIONS.

     Our wholesale power results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Because it remains unclear which companies will be participating in the various regional power markets, or how and when regional transmission organizations, or RTOs, will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

  GAS

     OUR GAS TRANSMISSION AND STORAGE OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATIONS AND RATE PROCEEDINGS THAT COULD HAVE AN ADVERSE IMPACT ON OUR ABILITY TO RECOVER THE COSTS OF OPERATING OUR PIPELINE FACILITIES.

     Our U.S. interstate gas transmission and storage operations are subject to the FERC's regulatory authority, which extends to:

     - transportation of natural gas;

     - rates and charges;

     - construction;

     - acquisition, extension or abandonment of services or facilities;

     - accounts and records;

     - depreciation and amortization policies; and

     - operating terms and conditions of service.

     The FERC has taken actions to strengthen market forces in the natural gas pipeline industry which has led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a supplier or switch suppliers based on the short-term price of gas and the cost of transportation.

     Given the extent of the FERC's regulatory power, we cannot give any assurance regarding the likely regulations under which we will operate our natural gas transmission and storage business in the future or the effect of regulation on our financial position and results of operations. In addition, the FERC has broadened its regulations on jurisdictional companies to limit communications between a jurisdictional company and all our affiliates engaged in energy activities. Duke Energy's request for a hearing is pending at the FERC and therefore the precise impact of the rule is unclear. As written, the rule could adversely affect our ability to coordinate and manage our energy activities.

     Some of our interstate gas transmission operations from time to time have in effect rate settlements approved by FERC which prevent those companies or third parties from modifying rates, except for allowed adjustments. These settlements do not preclude the FERC from taking action on its own to modify the rates. Upon expiration of the settlements, the companies or third parties may institute actions at the FERC to modify the companies' rates. It is not possible to determine at this time whether any such actions would be instituted or what the outcome would be but such proceedings could result in rate adjustments.

     Recent decisions could result in the imposition of regulatory operating terms and conditions of service on our interstate gas transmission operations that limit our management discretion and could also increase operational risks. In September 2002, a FERC administrative law judge ruled that El Paso Natural Gas Company, an interstate natural gas pipeline company, was in violation of the Natural Gas Act for not delivering sufficient gas to its California markets during 2000 and 2001 because it had operated its interstate gas pipeline system at less than the maximum allowable pressure for which the system is rated, engaged in inappropriate system maintenance and delivered gas to other markets. In November, 2003, a settlement was reached with the FERC; however, if this ruling stands after review by the FERC, it could be interpreted to increase the delivery obligations and reduce the operational discretion of interstate gas pipelines, including those we operate, and, as a result, increase operational, contractual and litigation risks for our natural gas pipelines.

     POSSIBLE CHANGES AND DEVELOPMENTS IN THE CANADIAN REGULATORY ENVIRONMENT COULD RESULT IN A NEGATIVE IMPACT ON OUR BUSINESS AND OPERATIONS.

     The majority of our Canadian natural gas assets are subject to various degrees of federal or provincial regulation. Changes in such regulation may impact our capacity to conduct this business effectively and sustain or increase profitability. Furthermore, as the regulatory environment within which we conduct our business and operate our facilities continues to evolve from a traditional cost recovery model to a more competitive, market-based approach, there is increasing competition among pipeline companies. We cannot predict the timing or scope of these changes and developments in the regulatory environment or the impact they may ultimately have on our business and operations.

     Aboriginal groups have claimed aboriginal and treaty rights over a substantial portion of the lands on which our facilities in British Columbia and Alberta and the gas supply areas served by those facilities are located. The existence of these claims, which range from the assertion of rights of limited use up to aboriginal title, has given rise to some uncertainty regarding access to public lands for future development purposes.

RISKS RELATED TO OUR BUSINESS GENERALLY AND OUR INDUSTRY

  FINANCING AND LIQUIDITY RISKS

     OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO SUCCESSFULLY ACCESS CAPITAL MARKETS. OUR INABILITY TO ACCESS CAPITAL MAY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN OR PURSUE IMPROVEMENTS.

     We rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are not able to access capital at competitive rates, our ability to implement our strategy will be adversely affected. Market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

     - further economic downturns;

     - the bankruptcy of an unrelated energy company;

     - capital market conditions generally;

     - market prices for electricity, gas and NGLs;

     - terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or

     - the overall health of the energy industry.

     Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

     INCREASES IN OUR LEVERAGE COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION, BUSINESS PLANNING AND FLEXIBILITY, FINANCIAL CONDITION, ABILITY TO SERVICE OUR DEBT OBLIGATIONS AND ABILITY TO ACCESS CAPITAL ON FAVORABLE TERMS.

     Our cash requirements arise primarily from the capital intensive nature of our energy businesses. In addition to operating cash flows, we use commercial paper and long-term debt to manage our cash needs. Our credit lines impose various limitations that could impact our liquidity and result in a material adverse impact on our business strategy and our ongoing financing needs. Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

     - increasing the cost of future debt financing;

     - making it more difficult for us to satisfy our existing financial obligations;

     - limiting our ability to obtain additional financing, if we need it, for working capital, acquisitions, debt service requirements or other purposes;

     - increasing our vulnerability to adverse economic and industry conditions;

     - requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

     Specifically, as stipulated in the revolving credit facilities, some of our entities must maintain total debt to total capitalization ratios below specified target levels to be permitted to issue commercial paper and/or borrow under those facilities. These include limits of 65% at Duke Capital, Duke Energy Australia and Westcoast Energy, 75% at Union Gas and 53% at Duke Energy Field Services.

     As of September 30, 2003, Duke Capital had approximately $2.1 billion (net of cash investments) of floating rate debt, representing about 6% of our total capitalization.

     A BREACH IN THE FINANCIAL COVENANTS SPECIFIED WITHIN OUR REVOLVING CREDIT AGREEMENTS COULD ADVERSELY AFFECT OUR ABILITY TO BORROW SHORT-TERM FUNDS AND COULD TRIGGER ACCELERATION OF BANK FACILITY INDEBTEDNESS AT OTHER SPECIFIC DUKE CAPITAL ENTITIES.

     Duke Capital and its affiliates maintain revolving credit facilities to provide back-up for commercial paper programs and/or letters of credit at various entities. These facilities typically include financial covenants which limit the amount of debt that can be outstanding as a percentage of the total capital for the specific entity. Some also include targeted EBITDA interest coverage ratios. Failure to maintain these covenants at a particular Duke Capital entity could preclude that entity from issuing commercial paper or letters of credit, borrowing under the revolving credit facility and could require other Duke Capital affiliates to immediately pay down any outstanding drawn amounts under other revolving credit agreements.

     A DOWNGRADE IN OUR CREDIT RATING COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE OUR POWER AND GAS TRADING BUSINESSES.

     Standard & Poor's, Moody's, Fitch and Dominion Bond Rating Services rate our senior, unsecured debt at BBB-, Baa3, BBB- and BBB, respectively. Our Fitch rating is on negative outlook. If any of these rating agencies were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources would likely decrease. Further, if our short-term rating were to fall, it may significantly limit our access to the commercial paper market.

     In addition, some of our subsidiaries access debt and other capital from various sources and carry their own credit ratings. Any downgrade or other event negatively affecting the credit ratings of these subsidiaries could make their costs of borrowing higher or access to funding sources more limited, which in turn could increase the need of Duke Capital to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing the liquidity and borrowing availability of the consolidated group.

     Our ratings may be dependent on, among other things, our earnings outlook for future periods and the success of our business plan. If, as a result of market conditions or other factors affecting our business, we are unable to achieve our earnings outlook or we lower our earnings outlook, our ratings could be adversely affected. The failure to meet the goals set forth in our business plan from time to time could cause our ratings to be lowered.

     Our power and gas trading businesses rely on our investment grade ratings. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our ratings were to decline below investment grade, we would have to deposit additional collateral of cash, letters of credit or cash related instruments and segregate cash that we were holding as collateral. Failure to deposit collateral may result in a default under the applicable trading agreement, which could lead to termination of that agreement and require us to pay its termination value. A downgrade of Duke Capital below investment grade could also trigger termination clauses in some interest rate and foreign exchange derivative agreements, which would require cash payments. All of these events would reduce our liquidity and profitability.

  ENVIRONMENTAL REGULATION AND LIABILITY

     OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL LEGISLATION IN ALL JURISDICTIONS IN WHICH IT OPERATES AND ANY CHANGES IN SUCH LEGISLATION COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Our operations are subject to extensive environmental regulation pursuant to a variety of U.S., Canadian, and other federal, provincial, state and municipal laws and regulations. Such environmental regulation imposes, among other things, restrictions, liabilities, obligations and potential enforcement in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. The same types of responsibilities apply, for example, to emissions or discharges to the air or water from our operations. Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities and in some cases relevant private landowners.

     Existing environmental regulations could also be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. The federal government and several states periodically propose increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management, which can translate into programmatic, operational or capital impacts on our assets, including the need to install and operate significant pollution control equipment. In addition, Canada and some of the countries in which we operate may move forward on the process of adopting the greenhouse gas emissions principles of the Kyoto Accords. With the trend toward stricter standards, greater regulation, more extensive permit requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to continue to be substantial in the future.

     Compliance with environmental regulations can require significant expenditures, including expenditures for clean up costs and damages arising out of contaminated properties, and failure to comply with environmental regulations may result in the imposition of fines and penalties. The steps we take to ensure our facilities are in compliance could be prohibitively expensive, and we may be required to shut down or alter the operation of our facilities, which may cause us to incur losses. Also, we may not be able to obtain or maintain from time to time all required environmental regulatory approvals for our development projects. If there is a delay in obtaining any required environmental regulatory approvals, if we fail to obtain and comply with them or if environmental regulations change and become more stringent, the operation of our facilities or the development of new facilities could be prevented, delayed or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we may be subject to penalties and fines imposed against us by regulatory authorities. Although it is not expected that the costs of complying with current environmental regulations will have a material adverse effect on our financial condition or results of operations, no assurance can be made that the costs of complying with environmental regulations in the future will not have such an effect.

     WE COULD INCUR MATERIAL LOSSES IF WE ARE HELD LIABLE FOR THE ENVIRONMENTAL CONDITION OF ANY OF OUR ASSETS.

     We are generally responsible for on-site liabilities, and in some cases off-site liabilities, associated with the environmental condition of our power generation facilities and natural gas assets which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with some acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against some environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses.

  OPERATIONAL RISKS

     OUR INVESTMENTS AND PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MAY DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.

     We currently own and may acquire and/or dispose of material energy-related investments and projects outside the United States. The economic, regulatory, market and political conditions in some of the countries where we have interests or in which we may explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law, regulations, market rules or tax policy, that are greater than in the United States. In particular, certain countries in Latin America, such as Brazil and El Salvador, are implementing changes in their market rules and regulations which could materially and adversely impact our ability to recognize anticipated value from our investments in that region.

     The uncertainty of the legal environment in some foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of our customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

     Operations in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. Economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. While we believe we have hedges and contracts in place to mitigate our most significant short-term foreign currency exchange risks, our hedges may not be sufficient or we may have some exposures that are not hedged which could result in losses or volatility in our revenues.

     THE LONG-TERM FINANCIAL CONDITION OF OUR U.S. AND CANADIAN NATURAL GAS TRANSMISSION, GATHERING AND PROCESSING BUSINESSES ARE DEPENDENT ON THE CONTINUED AVAILABILITY OF NATURAL GAS RESERVES.

     The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of our pipeline systems and the capacities of our gathering systems and plants.

     GATHERING, PROCESSING AND TRANSPORTING ACTIVITIES INVOLVE NUMEROUS RISKS THAT MAY RESULT IN ACCIDENTS AND OTHER OPERATING RISKS AND COSTS.

     There are inherent in our gas gathering, processing and transporting properties a variety of hazards and operating risks, such as leaks, explosions and mechanical problems, that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. For our pipelines located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damages resulting from these risks is greater.

     WE MAY BE REQUIRED TO RECORD ADDITIONAL IMPAIRMENTS IN THE RECORDED VALUE OF OUR ASSETS.

     In connection with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," we perform an annual goodwill impairment test in the third quarter of each fiscal year and update the test in other periods if events or circumstances indicate that the goodwill may not be recoverable. As a result of our 2003 annual impairment test, we recorded a pretax $254 million goodwill impairment charge to write off all of Duke Energy North America's goodwill in the third quarter of 2003, most of which related to Duke Energy North America's trading and marketing business. This impairment charge reflects the reduction in scope and scale of Duke Energy Trading and Marketing's business and the continued deterioration of market conditions affecting Duke Energy North America during 2003. Additionally, we evaluate the carrying value of long-lived assets, excluding goodwill, when circumstances indicate the carrying value of those assets may not be recoverable under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." During the fourth quarter of 2003, we incurred asset impairments and other related charges of approximately $3.0 billion, primarily as a result of our decision to exit certain activities at Duke Energy North America. If market conditions continue to deteriorate or our market outlook changes, we could have additional impairments of goodwill and/or long-lived assets, which could have a material adverse effect on our consolidated financial position and/or results of operations.

     THE WIND DOWN OF OUR TRADING AND MARKETING JOINT VENTURE WITH EXXONMOBIL CORPORATION MAY INCUR ADDITIONAL LOSSES.

     We are actively winding down our joint venture with ExxonMobil. As a result of market conditions, in many cases we have failed to receive the carrying value of the joint venture's assets and therefore sustained losses. As we continue to wind down the joint venture and divest its positions, we are exposed to additional losses to the extent that we fail to receive the carrying value of these assets.

     POTENTIAL TERRORIST ACTIVITIES OR MILITARY OR OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The continued threat of terrorism and the impact of retaliatory military and other action by the United States and its allies may lead to increased political, economic and financial market instability and volatility in prices for natural gas which could affect the market for our gas operations and may materially adversely affect us in ways we cannot predict at this time. In addition, future acts of terrorism and any possible reprisals as a consequence of action by the United States and its allies could be directed against companies operating in the United States. The potential for terrorism has subjected our operations to increased risks and could have a material adverse effect on our business. In particular, we may experience increased capital and operating costs to implement increased security for our plants, such as additional physical plant security and additional security personnel.

     The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include:

     - state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries;

     - the outcomes of litigation and regulatory investigations, proceedings or inquiries;

     - industrial, commercial and residential growth in our service territories;

     - the weather and other natural phenomena;

     - the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

     - general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities;

     - changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

     - the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

     - lack of improvement or further declines in the market prices of equity securities;

     - the level of creditworthiness of counterparties to our transactions;

     - the amount of collateral required to be posted from time to time in our transactions;

     - growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects;

     - the performance of electric generation, pipeline and gas processing facilities;

     - the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets;

     - the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; and

     - conditions of the capital markets and equity markets during the periods covered by the forward looking statements.

     In light of these risks, uncertainties and assumptions, the forward-looking events referred to or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                               NINE MONTHS
                                               YEAR ENDED DECEMBER 31,            ENDED
                                           --------------------------------   SEPTEMBER 30,
                                           1998   1999   2000   2001   2002       2003
                                           ----   ----   ----   ----   ----   -------------
Ratio of Earnings to Fixed Charges.......  4.2    2.7    3.0    3.7    1.4         1.5

     For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions, the interest component of rentals and preference security dividends of consolidated subsidiaries.

                                USE OF PROCEEDS

     We will issue the Notes to the underwriters in exchange for
$          aggregate principal amount of the old notes and will surrender the old notes for cancellation. We will not receive any cash proceeds from the sale by the underwriters of the Notes.

     The old notes were issued in March 2001 and mature on May 18, 2006. Certain of the underwriters purchased the old notes on February 12, 2004, through a remarketing that was conducted on behalf of the holders of the old notes. In the remarketing, the old notes were sold at a price equal to 101.8239% of their aggregate principal amount and the interest rate was reset to 4.302% effective February 18, 2004, payable quarterly.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following description of the terms of the 2009 Notes and the 2014 Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under a Senior Indenture between Duke Capital and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, dated as of April 1, 1998, as supplemented from time to time (the "Senior Indenture"). This description is not complete and should be read together with the description of the general terms and provisions of the Notes provided under the caption "Description of the Senior Notes" in the accompanying prospectus and the Senior Indenture. Defined terms have the meanings assigned to them in the Senior Indenture.

     The Notes are issuable in denominations of $1,000 or any integral multiple of $1,000 in excess thereof. The 2009 Notes will be issued in an aggregate
principal amount of $          . The 2014 Notes will be issued in an aggregate
principal amount of $          .

     The 2009 Notes and the 2014 Notes are each a separate series under the Senior Indenture. We may from time to time, without the consent of existing holders, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with and will form a single series with the previously outstanding 2009 Notes or 2014 Notes of like tenor.

     As used in this prospectus supplement, "business day" means, with respect to the Notes, a day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the corporate trust office of the trustee is closed for business.

     Duke Capital is contemplating changing its form of organization from a Delaware corporation to a Delaware limited liability company in the near future. If Duke Capital effects such change in formation, under Delaware law, Duke Capital as a limited liability company will be deemed to continue the existence of Duke Capital Corporation after the conversion and you will own Notes that will be the obligations of a limited liability company. See "Risk
Factors -- Risks Related to the Notes."

RANKING

     The Notes will be our direct, unsecured and unsubordinated obligations. The Notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. As of September 30, 2003, Duke Capital had approximately $5.5 billion of short-term and long-term debt, including the old notes (prior to their remarketing), and Duke Capital's subsidiaries had approximately $11.2 billion of short-term and long-term debt.

INTEREST

     Each 2009 Note will mature on March 1, 2009 and will bear interest at the
rate of      % per year from the date of original issuance. Each 2014 Note will
mature on March 1, 2014 and will bear interest at the rate of      % per year
from the date of original issuance. We will pay interest semi-annually on

March 1 and September 1 of each year, beginning September 1, 2004 to the person in whose name the Note is registered at the close of business on the fifteenth calendar day (whether or not a business day) before the relevant interest payment date, except that we will pay interest payable at the maturity date of the Notes or on a redemption date to the person or persons to whom principal is payable. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable is not a business day, we will pay that interest on the next business day without any interest or other payment due to the delay.

OPTIONAL REDEMPTION

     We will have the right to redeem the Notes, in whole or in part at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of
twelve 30-day months) at the Treasury Rate plus      basis points for the 2009
Notes and      basis points for the 2014 Notes, respectively, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     "Comparable Treasury Price" means with respect to any redemption date for Notes, the average of two Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means a Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

REDEMPTION PROCEDURES

     We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

SINKING FUND

     There is no provision for a sinking fund applicable to the Notes.

BOOK-ENTRY AND SETTLEMENT

     We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

     The Notes initially will be represented by one or more fully registered global securities, respectively. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC's nominee.

     You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the Senior Indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Senior Indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the Senior Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

     Unless and until we issue the Notes in fully certificated form under the limited circumstances described below under the heading " -- Certificated Notes."

     - you will not be entitled to receive physical delivery of a certificate representing your interest in the Notes;

     - all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

     - all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

     If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the Notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

     Purchases of the Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Notes, except as provided below in "-- Certificated Notes."

     To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

BOOK-ENTRY FORMAT

     Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

     DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The trustee will not recognize you as a holder of any Notes under the Senior Indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

CERTIFICATED NOTES

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

     Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the holders (as defined in the Senior Indenture) thereof for any purpose under the Senior Indenture, and no global security representing Notes will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee.

Accordingly, each beneficial owner must rely on the procedures of the securities depositary or, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Senior Indenture.

     In the event that

     - the depositary notifies us that it is unwilling or unable to continue as a depositary for the global securities and no successor depositary has been appointed within 90 days after this notice,

     - the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

     - we, in our sole discretion, determine that the global securities shall be so exchangeable,

certificates for the Notes will be printed and delivered in exchange for beneficial interests in the global securities. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for Notes certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

                                  UNDERWRITING

     We have entered into an underwriting and exchange agreement with respect to the 2009 Notes and 2014 Notes with the underwriters listed below. Subject to certain conditions, each of the underwriters has severally agreed to purchase the principal amount of 2009 Notes and 2014 Notes indicated in the following table:

                                                            PRINCIPAL AMOUNT OF   PRINCIPAL AMOUNT OF
UNDERWRITER                                                     2009 NOTES            2014 NOTES
-----------                                                 -------------------   -------------------
J.P. Morgan Securities Inc................................       $                     $
Wachovia Capital Markets, LLC.............................
ABN AMRO Incorporated.....................................
Banc One Capital Markets, Inc. ...........................
                                                                 ---------             ---------
Total.....................................................       $                     $
                                                                 =========             =========

     The underwriting and exchange agreement provides that the obligations of the several underwriters to accept delivery of the Notes are subject to customary conditions, including the delivery of legal opinions. We will issue
the Notes to the underwriters in exchange for $       million aggregate
principal amount of the old notes and will surrender the old notes for cancellation. We will not receive any cash proceeds from the sale of the Notes by the underwriters pursuant to this prospectus supplement. Certain of the underwriters purchased the old notes on February 12, 2004, through a remarketing that was conducted on behalf of holders of the old notes. See "Use of Proceeds."

     The underwriters will acquire the Notes for their own account and propose to offer the Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then prevailing prices or at negotiated prices. In each case, the underwriters will offer the Notes with accrued interest, if any, from February 20, 2004. In connection with the sale of any Notes, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts under applicable securities laws. The underwriters may also receive commissions from the purchasers of the Notes for whom they may act as agents. In addition, the underwriters may sell the Notes to certain securities dealers. These dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters or from purchasers of the Notes for whom they may act as agents, or both. The underwriters and any dealers that participate with the underwriters in selling the Notes may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. Any discounts or commissions the underwriters and any dealers receive and any profits they realize if and when they resell the Notes may be deemed to be underwriting discounts or commissions under applicable securities laws.

     The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The expenses of the offering are estimated to be approximately $300,000. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us with financial advisory and other services for which they have and in the future will receive customary fees.

     The underwriters will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between the underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from the underwriters based on transactions the underwriters conduct through the system. The underwriters will make the Notes available to their customers through Internet distributions, whether made through proprietary or third-party system, on the same terms as distributions made through other channels.

     Rule 15c6-1 under the Securities Exchange Act of 1934 generally provides that the settlement of a contract for the purchase or sale of a security, such as the underwriting and exchange agreement referred to above, occur three business days after the date of such contract, unless the parties to any such contract expressly agree otherwise. Pursuant to the underwriting and exchange agreement, we expect that delivery of the Notes will be made on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the second business day following the date of such underwriting and exchange agreement.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from Duke Capital's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001 and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to the offering of the Notes will be passed on for us by Robert T. Lucas III, Esq. who is Duke Capital's Associate General Counsel and Assistant Secretary, and by Simpson Thacher & Bartlett LLP, New York, New York, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

     Duke Capital files annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

     Duke Capital's filings are also available to the public through:

     - Duke Energy's web site at http://www.duke-energy.com; and

     - the SEC web site at http://www.sec.gov.

     Additional information about us is also available on Duke Energy's web site at http://www.duke-energy.com. Such web site is not a part of this prospectus supplement.

     The SEC allows Duke Capital to "incorporate by reference" the information Duke Capital files with it, which means that Duke Capital can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that Duke Capital files later with the SEC will automatically update and supersede this information. Duke Capital incorporated by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Duke Capital completes its offering of the Notes:

     - Duke Capital's annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2002; and

     - Duke Capital's quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

     Duke Capital will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request your copy by writing Duke Capital at the following address or telephoning one of the following numbers:

     Investor Relations Department
     Duke Capital Corporation
     P.O. Box 1005
     Charlotte, North Carolina 28201
     (704) 382-3853 or (800) 488-3853 (toll-free)

PROSPECTUS

                                 $2,000,000,000

                            DUKE CAPITAL CORPORATION
                    A SUBSIDIARY OF DUKE ENERGY CORPORATION

                                  SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES

                             ---------------------

                        DUKE CAPITAL FINANCING TRUST IV
                         DUKE CAPITAL FINANCING TRUST V
                        DUKE CAPITAL FINANCING TRUST VI
                           TRUST PREFERRED SECURITIES
                 GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY

                            DUKE CAPITAL CORPORATION
                    A SUBSIDIARY OF DUKE ENERGY CORPORATION

                             ---------------------

     This prospectus contains summaries of the general terms of these securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     This prospectus is dated May 10, 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Duke Capital, Duke Capital Financing Trust IV, Duke Capital Financing Trust V and Duke Capital Financing Trust VI filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Duke Capital may issue Senior Notes and Junior Subordinated Notes and the Trusts may issue Preferred Securities in one or more offerings up to a total dollar amount of $2,000,000,000.

     This prospectus provides general descriptions of the securities Duke Capital and the Trusts may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

                            DUKE CAPITAL CORPORATION

     Duke Capital, a wholly owned subsidiary of Duke Energy Corporation, is a holding company that, through subsidiaries, primarily operates in six business segments:

     - Natural Gas Transmission

     - Field Services

     - North American Wholesale Energy

     - International Energy

     - Other Energy Services

     - Duke Ventures

     Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation.

     Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids. Its operations are conducted primarily through Duke Energy Field Services, LLC, a limited liability company that is approximately 30% owned by Phillips Petroleum Company. Field Services operates gathering systems in western Canada and eleven contiguous states that serve major natural gas-producing regions in the Rocky Mountains, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana areas and onshore and offshore Gulf Coast areas.

     North American Wholesale Energy's activities include asset development, operation and management of electric power generation facilities, primarily through Duke Energy North America, LLC, and commodity sales and services related to natural gas and electricity, primarily through Duke Energy Trading and Marketing, LLC, a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. This segment also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets. North American Wholesale Energy conducts its business throughout the United States and Canada.

     International Energy conducts its operations through Duke Energy International, LLC. International Energy's activities include asset development, operation and management of natural gas and electric power generation facilities and energy trading and marketing of natural gas and electricity. These activities are focused on the Latin American, Asia Pacific and European regions.

     Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc.

     Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc., DukeNet Communications, LLC and Duke Capital Partners. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern United States. DukeNet Communications provides fiber optic networks for industrial, commercial and residential customers. Duke Capital Partners, a wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

     The foregoing information about Duke Capital and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Capital and its business segments, you should refer to the information described under the caption "Where You Can Find More Information."

     Duke Capital's principal executive offices are located at 526 South Church Street, Charlotte, North Carolina 28202 (telephone (704) 594-6200).

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                           2000   1999   1998   1997(1)   1996(1)
                                                           ----   ----   ----   -------   -------
Ratio of Earnings to Fixed Charges.......................  3.1    2.9    4.2      3.7       3.6

     For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.
---------------

(1) Data reflects accounting for the combination of Duke Capital with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1996.

                                USE OF PROCEEDS

     Each Trust will invest the proceeds it receives from the sale of the Preferred Securities in Junior Subordinated Notes. Unless the applicable prospectus supplement states otherwise, Duke Capital will use the net proceeds that it receives from such investment and any proceeds that it receives from sales of its Senior Notes or other sales of the Junior Subordinated Notes for general corporate purposes, including capital expenditures, working capital, debt repayments and advances to affiliates.

     If Duke Capital does not use the proceeds of the Senior Notes or the Junior Subordinated Notes, or the net proceeds of the Preferred Securities, immediately, it may temporarily invest them in short-term interest-bearing obligations or deposit them with banks.

                                   THE TRUSTS

     Duke Capital formed each Trust as a statutory business trust under Delaware law. Each Trust's business is defined in a trust agreement executed by Duke Capital, as depositor, and Chase Manhattan Bank USA, National Association. Each trust agreement will be amended when Preferred Securities are issued under it and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part. An amended trust agreement is called a "Trust Agreement" in this prospectus.

     The Preferred Securities and the Common Securities of each Trust represent undivided beneficial interests in the assets of that Trust. The Preferred Securities and the Common Securities together are sometimes called the "Trust Securities" in this prospectus.

     The trustees of each Trust will conduct that Trust's business and affairs. Duke Capital, as the holder of the Common Securities of each Trust, will appoint the trustees of that Trust. The trustees of each Trust will consist of:

     - two officers of Duke Capital as Administrative Trustees;

     - The Chase Manhattan Bank as Property Trustee; and

     - Chase Manhattan Bank USA, National Association as Delaware Trustee.

     The prospectus supplement relating to the Preferred Securities of a Trust will provide further information concerning that Trust.

     No separate financial statements of any Trust are included in this prospectus. Duke Capital considers that such statements would not be material to holders of the Preferred Securities because no Trust has any independent operations and the sole purpose of each Trust is investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes. Duke Capital does not expect that any of the Trusts will be filing annual, quarterly or special reports with the SEC.

     The principal place of business of each Trust will be c/o Duke Capital Corporation, 526 South Church Street, Charlotte, North Carolina 28202, telephone
(704) 594-6200.

                              ACCOUNTING TREATMENT

     Each Trust will be treated as a subsidiary of Duke Capital for financial reporting purposes. Accordingly, Duke Capital's consolidated financial statements will include the accounts of each Trust. The Preferred Securities, along with other trust preferred securities that Duke Capital guarantees on an equivalent basis, will be presented as a separate line item in Duke Capital's consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Capital Corporation." Duke Capital will record distributions that each Trust pays on the Preferred Securities as an expense in its consolidated statement of income.

                        DESCRIPTION OF THE SENIOR NOTES

     Duke Capital will issue the Senior Notes in one or more series under its Senior Indenture dated as of April 1, 1998 between Duke Capital and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Duke Capital's other unsecured and unsubordinated indebtedness.

     Duke Capital conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Capital. In addition, the rights that Duke Capital and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Capital have incurred substantial amounts of debt in the expansion of their businesses, and Duke Capital anticipates that certain of its subsidiaries will do so in the future.

     The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

GENERAL

     The Senior Indenture does not limit the amount of Senior Notes that Duke Capital may issue under it. Duke Capital may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. The form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

     The Senior Indenture does not protect the holders of Senior Notes if Duke Capital engages in a highly leveraged transaction.

PROVISIONS APPLICABLE TO PARTICULAR SERIES

     The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms may include some or all of the following:

     - the title of the series;

     - the total principal amount of the Senior Notes of the series;

     - the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Capital has to change the date on which principal is payable;

     - the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

     - any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

     - whether Duke Capital may extend the interest payment periods and, if so, the terms of the extension;

     - the place or places where payments will be made;

     - whether Duke Capital has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

     - any obligation that Duke Capital has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

     - whether the provisions described under "Defeasance and Covenant Defeasance" will not apply to the Senior Notes;

     - the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

     - if payments may be made, at Duke Capital's election or at the holder's election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

     - the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

     - whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

     - any changes in the events of default or covenants with respect to the Senior Notes;

     - any index or formula used for determining principal, premium or interest;

     - if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it; and

     - any other terms.

     Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Duke Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by Duke Capital for such purpose.

     The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Capital states otherwise in the applicable prospectus supplement.

     Duke Capital may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

GLOBAL SECURITIES

     Duke Capital may issue some or all of the Senior Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Capital will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

     As long as the securities depositary or its nominee is the registered holder of a global security representing Senior Notes, that person will be considered the sole owner and holder of the global security and the Senior Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

     - may not have the global security or any Senior Notes it represents registered in their names;

     - may not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the global security; and

     - will not be considered the owners or holders of the global security or any Senior Notes it represents for any purposes under the Senior Notes or the Senior Indenture.

     Duke Capital will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Senior Notes is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

     - the securities depositary, with respect to participants' interests; and

     - any participant, with respect to interests the participant holds on behalf of other persons.

     Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Senior Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

     - Duke Capital;

     - the Senior Indenture Trustee; or

     - an agent of either of the above.

REDEMPTION

     Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital may redeem Senior Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless Duke Capital states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Senior Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the Senior Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Capital will not be required to redeem those Senior Notes.

     Duke Capital will not be required to:

     - issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption; or

     - register the transfer of or exchange any Senior Note of that series selected for redemption except the unredeemed portion of a Senior Note being partially redeemed.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Senior Indenture provides that Duke Capital may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Capital's obligations under the Senior Indenture and the Senior Notes issued under it, and Duke Capital must deliver to the Senior Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Capital under the Senior Indenture, and Duke Capital will be relieved of its obligations under the Senior Indenture and the Senior Notes.

MODIFICATION; WAIVER

     Duke Capital may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

     - change the maturity date of the principal or any installment of principal or interest on that Senior Note;

     - reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

     - reduce the amount of principal due and payable upon acceleration of maturity;

     - change the currency of payment of principal, premium or interest on that Senior Note;

     - impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

     - reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

     - with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Duke Capital may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

     The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Duke Capital's compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under "Negative Pledge." The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

EVENTS OF DEFAULT

     The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Duke Capital states otherwise in the applicable prospectus supplement:

     - failure to pay principal of or any premium on any Senior Note of that series when due;

     - failure to pay when due any interest on any Senior Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Capital is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

     - failure to make any sinking fund payment when required for any Senior Note of that series that continues for 60 days;

     - failure to perform any covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Duke Capital written notice of the default; and

     - certain bankruptcy, insolvency or reorganization events with respect to Duke Capital.

In the case of the fourth event of default listed above, the Senior Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the Senior Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Capital has initiated and is diligently pursuing corrective action.

     Duke Capital may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

     If an event of default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

     - Duke Capital has paid or deposited with the Senior Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Senior Indenture Trustee; and

     - all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

     The Senior Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the Senior Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or the exercise of any power of the Senior Indenture Trustee with respect to those Senior Notes. The Senior Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Senior Indenture Trustee in good faith considers it in the interest of the holders to do so.

     The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

     Duke Capital is required to furnish each year to the Senior Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

PAYMENTS; PAYING AGENT

     The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Capital states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Duke Capital's option:

     - by wire transfer to an account at a banking institution in the United States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

     - by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

     Unless Duke Capital states otherwise in the applicable prospectus supplement, the Senior Indenture Trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the Senior Indenture Trustee will be the office through which the paying agent acts. Duke Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

     Any money that Duke Capital has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Capital at its request. After repayment to Duke Capital, holders should look only to Duke Capital for those payments.

NEGATIVE PLEDGE

     While any of the Senior Notes remain outstanding, Duke Capital will not, and will not permit any Principal Subsidiary (as defined below) to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any Principal Property (as defined below) of Duke Capital or of a Principal Subsidiary or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Duke Capital, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

     The foregoing restriction does not apply with respect to, among other things:

     - purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Duke Capital or any Principal Subsidiary acquired after the date of the Senior Indenture;

     - mortgages, liens, pledges, security interests or other encumbrances existing on any property or shares of stock at the time Duke Capital or any Principal Subsidiary acquired it or them, including those which exist on any property or shares of stock of an entity with which Duke Capital or any Principal Subsidiary is consolidated or merged or which transfers or leases all or substantially all of its properties to Duke Capital or any Principal Subsidiary;

     - mortgages, liens, pledges, security interests or other encumbrances upon any property of Duke Capital or any Principal Subsidiary or shares of stock of any Principal Subsidiary that existed on the date of the initial issuance of Senior Notes or upon the property or shares of stock of any corporation existing at the time that corporation became a Principal Subsidiary;

     - pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Capital or any Principal Subsidiary is a party;

     - liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

     - liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

     - liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

     - liens securing industrial revenue or pollution control bonds;

     - liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Capital or any Principal Subsidiary;

     - liens created in connection with, and created to secure, a non-recourse obligation;

     - mortgages, liens, pledges, security interests or other encumbrances in favor of the United States of America, any state, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

     - indebtedness which Duke Capital or any Principal Subsidiary may issue in connection with the consolidation or merger of Duke Capital or any Principal Subsidiary with or into any other entity, which may be an affiliate of Duke Capital or any Principal Subsidiary, in exchange for or otherwise in substitution for secured indebtedness of that entity ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

     - indebtedness of any entity which Duke Capital or any Principal Subsidiary is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Duke Capital or any Principal Subsidiary is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

     - mortgages, liens, security interests or other encumbrances on property held or used by Duke Capital or any Principal Subsidiary in connection with the exploration for, or development, gathering, production, storage or marketing of, natural gas, oil or other minerals (including liquefied gas and synthetic gas);

     - mortgages, liens, pledges, security interests and other encumbrances in favor of Duke Capital, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries (as defined below) of Duke Capital or any of the foregoing in combination;

     - mortgages, liens, pledges, security interests or other encumbrances upon any property acquired, constructed, developed or improved by Duke Capital or any Principal Subsidiary after the date of the Senior Indenture which are created before, at the time of, or within 18 months after such acquisition -- or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later -- to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Duke Capital or any Principal Subsidiary owns other than real property that is unimproved up to that time; and

     - the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Duke Capital or any Principal Subsidiary may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Duke Capital equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Duke Capital that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Duke Capital's common stockholder's equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

     For purposes of the preceding paragraphs, the following terms have these meanings: "Principal Property" means any natural gas pipeline, natural gas gathering system, natural gas storage facility, natural gas processing plant or other plant or facility located in the United States that in the opinion of the Board of Directors or management of Duke Capital is of material importance to the business conducted by Duke Capital and its consolidated subsidiaries taken as a whole; "Principal Subsidiary" means any Subsidiary of Duke Capital that owns a Principal Property; and "Subsidiary" means, as to any entity, a corporation of which more than 50% of the outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of contingency) is at the time owned, directly or indirectly, through one or more intermediaries, or both, by such entity.

DEFEASANCE AND COVENANT DEFEASANCE

     The Senior Indenture provides that Duke Capital may be:

     - discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a "defeasance" in this prospectus; and

     - released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under "Negative Pledge," as described in the Senior Indenture, such a release being called a "covenant defeasance" in this prospectus.

Duke Capital must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

     Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Duke Capital has been released. A defeasance may occur after a covenant defeasance.

     Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Capital urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

CONCERNING THE SENIOR INDENTURE TRUSTEE

     The Chase Manhattan Bank is the Senior Indenture Trustee and the trustee under the Subordinated Indenture. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Capital and of certain of its affiliates are outstanding.

     The Senior Indenture Trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Senior Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Duke Capital will issue the Junior Subordinated Notes in one or more series under its Subordinated Indenture dated as of April 1, 1998 between Duke Capital and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Subordinated Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Junior Subordinated Notes are unsecured obligations of Duke Capital and are junior in right of payment to "Senior Indebtedness" of Duke Capital. You may find a description of the subordination provisions of the Junior Subordinated Notes, including a description of Senior Indebtedness of Duke Capital, under "Subordination."

     Duke Capital conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the Junior Subordinated Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Capital. In addition, the rights that Duke Capital and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Capital have incurred substantial amounts of debt in the expansion of their businesses and Duke Capital anticipates that certain of its subsidiaries will do so in the future.

     The following description of the Junior Subordinated Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Subordinated Indenture.

GENERAL

     The Subordinated Indenture does not limit the amount of Subordinated Notes, including Junior Subordinated Notes, that Duke Capital may issue under it. Duke Capital may issue Subordinated Notes, including Junior Subordinated Notes, from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. Two forms of supplemental indenture to the Subordinated Indenture (one with respect to Junior Subordinated Notes initially issued to a Trust and the other with respect to Junior Subordinated Notes initially issued to the public) are exhibits to the registration statement, of which this prospectus is a part.

     The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

     The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if Duke Capital engages in a highly leveraged transaction.

PROVISIONS APPLICABLE TO PARTICULAR SERIES

     The prospectus supplement for a particular series of Junior Subordinated Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Junior Subordinated Notes to be offered will be issued. Those terms may include some or all of the following:

     - the title of the series;

     - the total principal amount of the Junior Subordinated Notes of the series;

     - the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Capital has to change the date on which principal is payable;

     - the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

     - any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

     - whether Duke Capital may extend the interest payment periods and, if so, the terms of the extension;

     - the place or places where payments will be made;

     - whether Duke Capital has the option to redeem the Junior Subordinated Notes and, if so, the terms of its redemption option;

     - any obligation that Duke Capital has to redeem the Junior Subordinated Notes through a sinking fund or to purchase the Junior Subordinated Notes through a purchase fund or at the option of the holder;

     - whether the provisions described under "Defeasance and Covenant Defeasance" will not apply to the Junior Subordinated Notes;

     - the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

     - if payments may be made, at Duke Capital's election or at the holder's election, in a currency other than that in which the Junior Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

     - the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

     - whether the Junior Subordinated Notes will be issuable as global securities and, if so, the securities depositary;

     - any changes in the events of default or covenants with respect to the Junior Subordinated Notes;

     - any index or formula used for determining principal, premium or interest;

     - if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

     - the subordination of the Junior Subordinated Notes to any other of Duke Capital's indebtedness, including other series of Subordinated Notes; and

     - any other terms.

     The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Preferred Securities of that Trust.

     Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital will issue the Junior Subordinated Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes. Duke Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities, transfers and exchanges of the Junior Subordinated Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by Duke Capital for such purpose.

     The Junior Subordinated Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Capital states otherwise in the applicable prospectus supplement.

     Duke Capital may offer and sell the Junior Subordinated Notes, including original issue discount Junior Subordinated Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Junior Subordinated Notes that are denominated in a currency other than U.S. dollars.

GLOBAL SECURITIES

     Duke Capital may issue some or all of the Junior Subordinated Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Capital will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

     As long as the securities depositary or its nominee is the registered holder of a global security representing Junior Subordinated Notes, that person will be considered the sole owner and holder of the global security and the Junior Subordinated Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

     - may not have the global security or any Junior Subordinated Notes it represents registered in their names;

     - may not receive or be entitled to receive physical delivery of certificated Junior Subordinated Notes in exchange for the global security; and

     - will not be considered the owners or holders of the global security or any Junior Subordinated Notes it represents for any purposes under the Junior Subordinated Notes or the Subordinated Indenture.

     Duke Capital will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Junior Subordinated Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Junior Subordinated Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

     - the securities depositary, with respect to participants' interests; and

     - any participant, with respect to interests the participant holds on behalf of other persons.

     Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Junior Subordinated Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

     - Duke Capital;

     - the Subordinated Indenture Trustee;

     - the Trust (if the Junior Subordinated Notes are issued to a Trust); or

     - any agent of any of them.

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

REDEMPTION

     Provisions relating to the redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement. Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital may redeem Junior Subordinated Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption.

     Duke Capital will not be required to:

     - issue, register the transfer of, or exchange any Junior Subordinated Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Junior Subordinated Notes of that series that have been selected for redemption; or

     - register the transfer of or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Subordinated Indenture provides that Duke Capital may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Capital's obligations under the Subordinated Indenture and the Subordinated Notes, including the Junior Subordinated Notes, and Duke Capital must deliver to the Subordinated Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Subordinated Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Capital under the Subordinated Indenture, and Duke Capital will be relieved of its obligations under the Subordinated Indenture and any Subordinated Notes, including the Junior Subordinated Notes.

MODIFICATION; WAIVER

     Duke Capital may modify the Subordinated Indenture with the consent of the holders of a majority in principal amount of the outstanding Subordinated Notes of all series that are affected by the modification, voting as one class. The consent of the holder of each outstanding Subordinated Note affected is, however, required to:

     - change the maturity date of the principal or any installment of principal or interest on that Subordinated Note;

     - reduce the principal amount, the interest rate or any premium payable upon redemption on that Subordinated Note;

     - reduce the amount of principal due and payable upon acceleration of maturity;

     - change the currency of payment of principal, premium or interest on that Subordinated Note;

     - impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

     - reduce the percentage in principal amount of Subordinated Notes of any series required to modify the Subordinated Indenture, waive compliance with certain restrictive provisions of the Subordinated Indenture or waive certain defaults; or

     - with certain exceptions, modify the provisions of the Subordinated Indenture governing modifications of the Subordinated Indenture or governing waiver of covenants or past defaults.

In addition, Duke Capital may modify the Subordinated Indenture for certain other purposes, without the consent of any holders of Subordinated Notes, including Junior Subordinated Notes.

     The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series may waive, for that series, Duke Capital's compliance with certain restrictive provisions of the Subordinated Indenture. The holders of a majority in principal amount of the outstanding Subordinated Notes of all series under the Subordinated Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Subordinated Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Subordinated Note of the series affected.

     Duke Capital may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

EVENTS OF DEFAULT

     The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Notes, unless Duke Capital states otherwise in the applicable prospectus supplement:

     - failure to pay principal of or any premium on any Junior Subordinated Note of that series when due;

     - failure to pay when due any interest on any Junior Subordinated Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Capital is required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

     - failure to make any sinking fund payment when required for any Junior Subordinated Note of that series that continues for 60 days;

     - failure to perform any covenant in the Subordinated Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series give Duke Capital written notice of the default; and

     - certain bankruptcy, insolvency or reorganization events with respect to Duke Capital.

In the case of the fourth event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Capital has initiated and is diligently pursuing corrective action.

     Duke Capital may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

     If an event of default with respect to Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes of that series may declare the principal amount of all Junior Subordinated Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

     - Duke Capital has paid or deposited with the Subordinated Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Subordinated Indenture Trustee; and

     - all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

     In the case of Junior Subordinated Notes issued to a Trust, a holder of Preferred Securities may institute a legal proceeding directly against Duke Capital, without first instituting a legal proceeding against the Property Trustee of the Trust by which those Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Notes of the related series on or after the due dates specified in those Junior Subordinated Notes.

     The Subordinated Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Junior Subordinated Notes unless those holders have offered the Subordinated Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or the exercise of any power of the Subordinated Indenture Trustee with respect to those Junior Subordinated Notes. The Subordinated Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Subordinated Indenture Trustee in good faith considers it in the interest of the holders to do so.

     The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments.

     Duke Capital is required to furnish each year to the Subordinated Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Subordinated Indenture or, if there has been a default, specifying the default and its status.

PAYMENTS; PAYING AGENT

     The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. The paying agent will pay interest on Junior Subordinated Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Capital states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Junior Subordinated Notes that are not in global form at its office or, at Duke Capital's option:

     - by wire transfer to an account at a banking institution in the United States that is designated in writing to the Subordinated Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

     - by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes.

     Unless Duke Capital states otherwise in the applicable prospectus supplement, the Subordinated Indenture Trustee will act as paying agent for that series of Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Indenture Trustee will be the office through which the paying agent acts. Duke Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

     Any money that Duke Capital has paid to a paying agent for principal or interest on any Junior Subordinated Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Capital at its request. After repayment to Duke Capital, holders should look only to Duke Capital for those payments.

DEFEASANCE AND COVENANT DEFEASANCE

     The Subordinated Indenture provides that Duke Capital may be:

     - discharged from its obligations, with certain limited exceptions, with respect to any series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a discharge being called a "defeasance" in this prospectus; and

     - released from its obligations under certain restrictive covenants especially established with respect to a series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a release being called a "covenant defeasance" in this prospectus.

     Duke Capital must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Junior Subordinated Notes on the maturity dates of those payments or upon redemption. Following a defeasance, payment of the Junior Subordinated Notes defeased may not be accelerated because of an event of default under the Subordinated Indenture.

     Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Junior Subordinated Notes in which holders of those Junior Subordinated Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Capital urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Junior Subordinated Notes issued to a Trust will not be subject to covenant defeasance.

SUBORDINATION

     Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

     - Duke Capital makes a payment or distribution of any of its assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

     - a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

     - the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or Duke Capital will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

     "Senior Indebtedness" means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

     - all of Duke Capital's indebtedness that is evidenced by notes, debentures, bonds or other securities Duke Capital sells for money or other obligations for money borrowed;

     - all indebtedness of others of the kinds described in the preceding category which Duke Capital has assumed or guaranteed or which Duke Capital has in effect guaranteed through an agreement to purchase, contingent or otherwise; and

     - all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

     Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Notes. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

     Future series of Subordinated Notes which are not Junior Subordinated Notes may rank senior to outstanding series of Junior Subordinated Notes and would constitute Senior Indebtedness with respect to those series.

     The Subordinated Indenture does not limit the amount of Senior Indebtedness that Duke Capital may issue. As of March 31, 2001, Duke Capital's Senior Indebtedness totaled approximately $3,800,000,000.

CONCERNING THE SUBORDINATED INDENTURE TRUSTEE

     The Chase Manhattan Bank is the Subordinated Indenture Trustee and the Senior Indenture Trustee. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Capital and of certain of its affiliates are outstanding.

     The Subordinated Indenture Trustee will perform only those duties that are specifically set forth in the Subordinated Indenture unless an event of default under the Subordinated Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Subordinated Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Trust may issue only one series of Preferred Securities. The Trust Agreement of each Trust will authorize the Administrative Trustees to issue the Preferred Securities of that Trust on behalf of that Trust. For additional information you should refer to the applicable Trust Agreement. The form of Trust Agreement is an exhibit to the registration statement, of which this prospectus is a part.

     The prospectus supplement for a particular series of Preferred Securities being offered will disclose the specific terms related to the offering, including the price or prices at which the Preferred Securities to be offered will be issued. Those terms will include some or all of the following:

     - the title of the series;

     - the number of Preferred Securities of the series;

     - the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

     - the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

     - the amount that will be paid out of the assets of the Trust to the holders of the Preferred Securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

     - any obligation that the Trust has to purchase or redeem the Preferred Securities, and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

     - any voting rights of the Preferred Securities that are in addition to those legally required, including any right that the holders of the Preferred Securities have to approve certain actions under or amendments to the Trust Agreement;

     - any right that the Trust has to defer distributions on the Preferred Securities in the event that Duke Capital extends the interest payment period on the related Junior Subordinated Notes; and

     - any other rights, preferences, privileges, limitations or restrictions upon the Preferred Securities of the series.

     Duke Capital will guarantee each series of Preferred Securities to the extent described below under the caption "Description of the Guarantees."

     The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the Preferred Securities.

                         DESCRIPTION OF THE GUARANTEES

     Duke Capital will execute the Guarantees from time to time for the benefit of the holders of the Preferred Securities of the respective Trusts. The Chase Manhattan Bank will act as Guarantee Trustee under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities to which it relates.

     The following description of the Guarantees is only a summary and is not intended to be comprehensive. The form of Guarantee is an exhibit to the registration statement, of which this prospectus is a part.

GENERAL

     Duke Capital will irrevocably and unconditionally agree under each Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Preferred Securities to which the Guarantee relates, to the extent that the Guarantee Payments are not paid by or on behalf of the related Trust. Duke Capital is required to pay the Guarantee Payments to the extent specified in the relevant Guarantee regardless of any defense, right of set-off or counterclaim that Duke Capital may have or may assert against any person.

     The following payments and distributions on the Preferred Securities of a Trust are Guarantee Payments:

     - any accrued and unpaid distributions required to be paid on the Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

     - the redemption price for any Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

     - upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of the Trust or the redemption of all the Preferred Securities of the Trust, the lesser of:

        - the sum of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

        - the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities of the Trust in liquidation of the Trust.

     Duke Capital may satisfy its obligation to make a Guarantee Payment by making that payment directly to the holders of the related Preferred Securities or by causing the Trust to make the payment to those holders.

     Each Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of those Preferred Securities, except that the Guarantee will apply only to the payment of distributions and other payments on the Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

     IF DUKE CAPITAL DOES NOT MAKE THE REQUIRED PAYMENTS ON THE JUNIOR SUBORDINATED NOTES THAT THE PROPERTY TRUSTEE HOLDS UNDER A TRUST, THAT TRUST WILL NOT MAKE THE RELATED PAYMENTS ON ITS PREFERRED SECURITIES.

SUBORDINATION

     Duke Capital's obligations under each Guarantee will be unsecured obligations of Duke Capital. Those obligations will rank:

     - subordinate and junior in right of payment to all of Duke Capital's other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

     - equal in priority with the most senior preferred stock that Duke Capital may issue and similar guarantees; and

     - senior to Duke Capital's common stock.

     Duke Capital has no preferred stock outstanding that will rank equal in priority with the Guarantees. Duke Capital has common stock outstanding that will rank junior to the Guarantees.

     Each Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Duke Capital, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.

     The terms of the Preferred Securities will provide that each holder of the Preferred Securities, by accepting those Preferred Securities, agrees to the subordination provisions and other terms of the related Guarantee.

AMENDMENTS AND ASSIGNMENT

     Duke Capital may amend each Guarantee without the consent of any holder of the Preferred Securities to which that Guarantee relates if the amendment does not materially and adversely affect the rights of those holders. Duke Capital may otherwise amend each Guarantee with the approval of the holders of at least 66 2/3% of the outstanding Preferred Securities to which that Guarantee relates.

TERMINATION

     Each Guarantee will terminate and be of no further effect when:

     - the redemption price of the Preferred Securities to which the Guarantee relates is fully paid;

     - Duke Capital distributes the related Junior Subordinated Notes to the holders of those Preferred Securities; or

     - the amounts payable upon liquidation of the related Trust are fully paid.

     Each Guarantee will remain in effect or will be reinstated if at any time any holder of the related Preferred Securities must restore payment of any sums paid to that holder with respect to those Preferred Securities or under that Guarantee.

EVENTS OF DEFAULT

     An event of default will occur under any Guarantee if Duke Capital fails to perform any of its payment obligations under that Guarantee. The holders of a majority of the Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Preferred Securities of that series. The Guarantee Trustee is obligated to enforce the Guarantee for the benefit of the holders of the Preferred Securities of a series if an event of default occurs under the related Guarantee.

     The holders of a majority of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under that Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against Duke Capital to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

CONCERNING THE GUARANTEE TRUSTEE

     The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee and the Senior Indenture Trustee. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Capital and certain of its affiliates are outstanding.

     The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result.

AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Duke Capital will enter into an Agreement as to Expenses and Liabilities under each Trust Agreement. Each Agreement as to Expenses and Liabilities will provide that Duke Capital will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related Preferred Securities or other similar interests in that Trust the amounts due to the holders under the terms of those Preferred Securities or those similar interests.

                              PLAN OF DISTRIBUTION

     The Senior Notes, the Junior Subordinated Notes and the Preferred Securities may be sold in any of three ways:

     - through underwriters or dealers;

     - directly to a limited number of institutional purchasers or to a single purchaser; or

     - through agents.

     The applicable prospectus supplement will describe the terms under which the Senior Notes, the Junior Subordinated Notes or the Preferred Securities are offered, including:

     - the names of any underwriters, dealers or agents;

     - the purchase price and the net proceeds from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price; and

     - any discounts or concessions allowed, re-allowed or paid to dealers.

     Any underwriters or dealers may from time to time change any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

     If underwriters participate in the sale of the Senior Notes, the Junior Subordinated Notes or the Preferred Securities, those underwriters will acquire the Senior Notes, Junior Subordinated Notes or Preferred Securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.

     Unless Duke Capital states otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase the Senior Notes, the Junior Subordinated Notes or the Preferred Securities will be subject to conditions, and the underwriter will be obligated to purchase all the Senior Notes, Junior Subordinated Notes or Preferred Securities offered, except that in some cases involving a default by an underwriter, less than all of the Senior Notes, Junior Subordinated Notes or Preferred Securities offered may be purchased. If the Senior Notes, the Junior Subordinated Notes or the Preferred Securities are sold through an agent, the applicable prospectus supplement will state the name and any commission that may be paid to the agent. Unless Duke Capital states otherwise in the prospectus supplement, that agent will be acting on a best-efforts basis for the period of its appointment.

     Agents and underwriters may be entitled to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, under agreements entered into with the applicable Trust and Duke Capital.

     Underwriters and their affiliates may engage in transactions with, and, from time to time, perform services for, the Trusts and Duke Capital or their affiliates in the ordinary course of their business.

     The Senior Notes, the Junior Subordinated Notes and the Preferred Securities may or may not be listed on a national securities exchange.

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

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Duke Capital incorporated in this prospectus by reference from Duke Capital's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

     Richards, Layton & Finger, P.A., special Delaware counsel to Duke Capital and the Trusts, will issue opinions about the validity of the Preferred Securities under Delaware law on behalf of Duke Capital and the Trusts. Simpson Thacher & Bartlett, New York, New York will issue opinions about the validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees and certain related matters on behalf of Duke Capital. Counsel named in the applicable prospectus supplement will pass upon the validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees on behalf of any underwriters, dealers or agents.

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

                      WHERE YOU CAN FIND MORE INFORMATION

     Duke Capital files annual, quarterly and current reports and other information with the SEC. You may read and copy any documents that are filed at any of the following:

     - SEC Public Reference Room
      450 Fifth Street, N.W.
      Washington, D.C. 20549; or

     - Citicorp Center
      500 West Madison Street
      Suite 1400
      Chicago, Illinois 60661-2411.

     You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address.

     Please call the SEC at 1-800-SEC-0330 for further information.

     Duke Capital's filings are also available to the public through:

     - the SEC web site at http://www.sec.gov; and

     - The New York Stock Exchange
      20 Broad Street
      New York, New York 10005.

     The SEC allows Duke Capital to "incorporate by reference" the information Duke Capital files with it, which information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information that Duke Capital files with the SEC will automatically update and supersede that information as well as the information included in this prospectus and any accompanying prospectus supplement. Duke Capital incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 filed prior to the termination of this offering:

     - Duke Capital's annual report on Form 10-K for the year ended December 31, 2000; and

     - Duke Capital's current report on Form 8-K dated March 9, 2001.

     Duke Capital will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing Duke Capital at the following address or telephoning one of the following numbers:

     Investor Relations Department
     Duke Capital Corporation
     P.O. Box 1005
     Charlotte, North Carolina 28201
     (704) 382-3853 or (800) 488-3853 (toll-free)

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